Filed Pursuant to Rule 424(b)(3)
                                                Registration No. 333-102259



                                   PROSPECTUS


                        TEVA PHARMACEUTICAL FINANCE B.V.

                                  $450,000,000
                  0.375% Convertible Senior Debentures due 2022
         Payment of principal, interest and additional amounts, if any, unconditionally guaranteed by and convertible into American Depositary
                                   Receipts of
                     Teva Pharmaceutical Industries Limited

                     Teva Pharmaceutical Industries Limited

     10,489,778 American Depository Receipts issuable upon conversion of the
                                   Debentures

o    Maturity
     The debentures are due on November 15, 2022.

o    Conversion
     You may convert the debentures into Teva ADRs, at a conversion price of $42.8989 per ADR, subject to adjustment, only during specified periods following the occurrence of specified events.

o    Interest
     We will pay cash interest on the debentures on May 15 and November 15 of each year, at the rate of 0.375 % per year, beginning on May 15, 2003.

o    Redemption
     We may redeem the debentures on or after November 18, 2007.

o    Repurchase Rights
     You may require us to repurchase the debentures on November 18, 2007, November 15, 2012 and November 15, 2017 or if we experience a change of control or if trading in our securities is terminated.


o    Markets for our securities
     The debentures are eligible for trading on the PORTAL Market. Teva's ADRs are quoted on the Nasdaq National Market under the symbol "TEVA". The last reported sale price of the ADRs on March 17, 2003 was $38.96 per ADR. Each ADR currently represents one ordinary share of Teva.

o    Selling securityholders
     The selling securityholders listed on page 66 are offering the debentures and the ADRs for resale.

Investing in the debentures or the ADRs involves risks. Risk Factors begin on page 9.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                 The date of this prospectus is March 21, 2003.

                                TABLE OF CONTENTS


SUMMARY......................................................................1
RISK FACTORS................................................................10
FORWARD-LOOKING STATEMENTS..................................................17
USE OF PROCEEDS.............................................................18
RATIO OF EARNINGS TO FIXED CHARGES..........................................18
PRICE RANGE OF ADRS AND ORDINARY SHARES.....................................19
CAPITALIZATION OF TEVA......................................................21
DESCRIPTION OF DEBENTURES AND THE GUARANTEE.................................22
DESCRIPTION OF TEVA ORDINARY SHARES.........................................48
DESCRIPTION OF AMERICAN DEPOSITARY RECEIPTS.................................49
UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS.............................56
ISRAELI TAX ISSUES..........................................................62
NETHERLANDS ANTILLES TAX ISSUES.............................................65
SELLING SECURITYHOLDERS.....................................................66
PLAN OF DISTRIBUTION........................................................79
LEGAL MATTERS...............................................................81
EXPERTS.....................................................................81
ADDITIONAL INFORMATION......................................................81
INCORPORATION BY REFERENCE..................................................82

                                     SUMMARY

     This summary highlights information contained elsewhere or incorporated by reference in this prospectus. It does not contain all the information you need to consider in making your investment decision. You should read carefully this entire prospectus and our reports filed with the SEC which are incorporated by reference. All information in this prospectus reflects both the 2-for-1 stock split effected in February 2000 and the two-for-one stock split paid to holders of record as of December 10, 2002 (as well as the related splits of ADRs). In this document, unless specified otherwise, "we", "us" and "our" refer to Teva Pharmaceutical Industries Limited and its subsidiaries, and "you" refers to prospective purchasers of the debentures.

                                      Teva

     We are a global pharmaceutical company producing drugs in all major treatment categories, including both generic and proprietary pharmaceutical products. We are one of the world's largest generic drug companies and have a leading position in the U.S. generic market. Generic drugs are therapeutically equivalent versions of brand-name drugs no longer protected by patents, and are generally sold at prices significantly lower than branded products. We believe that the large volume of branded products losing patent protection over the next five years and the increased cost containment pressures facing health care providers should lead to continued expansion of the generic pharmaceuticals market. We have successfully used our production and research capabilities to establish a global pharmaceutical business focused on the growing demand for generic drugs and on the opportunities for proprietary branded products for specific niche categories.


     Teva Pharmaceuticals USA, Inc., our principal subsidiary, is one of the leading generic drug companies in the United States. Teva USA markets approximately 140 generic products representing more than 400 dosage strengths and packaging sizes, which are distributed in the United States.

     We have also implemented a strategy of participating in the growth and development of the European market for generic products. Through our European subsidiaries, we manufacture approximately 300 generic products representing over 1,700 dosage strengths and packaging sizes, which are sold primarily in The Netherlands, the United Kingdom, Hungary and France. In June 2002, we completed the acquisition of the French generic operations of Bayer Pharma S.A. - Bayer Classics S.A. We believe this acquisition will enhance our competitive position in the emerging generic pharmaceutical market in France and our position among the leaders in the European generic pharmaceutical market as a whole.

     In order to take advantage of the growth in the generic drug market, we also seek to enter into strategic alliances and joint ventures. We currently have a marketing and product development agreement with Biovail Corporation International which provides us with exclusive U.S. marketing rights to Biovail's controlled-release abbreviated new drug application product pipeline of eight generic versions of major branded pharmaceuticals. We also have entered into a strategic alliance with IMPAX Laboratories, Inc. for the development and marketing of 12 controlled-release generic products.

     The potential for future sales growth of our generic products lies in our pipeline of pending generic product registrations, as well as tentative approvals already granted. We had:

o 61 product applications (including products developed by Biovail and IMPAX) awaiting FDA approval, including ten tentative U.S. Food and Drug Administration ("FDA") approvals and two approvables, as of February 21, 2003. Collectively, the brand name versions of these products had corresponding U.S. annual sales exceeding $42 billion, as of December 31, 2002.

o Over 320 applications pending in Europe for 98 compounds in 199 formulations, as of December 31, 2002.

     In the area of proprietary drugs, we use a combination of our own research and development personnel and access to major research institutions in Israel to develop innovative drug products for selected niche markets. Our efforts have focused on products for central nervous system disorders and autoimmune diseases, primarily the development of Copaxone(R) for the treatment of multiple sclerosis. Other innovative products in advanced clinical and early stage development include potential treatments for Parkinson's disease.

     Copaxone(R) is the first non-steroidal, non-interferon agent used in the treatment of relapsing-remitting multiple sclerosis. Multiple sclerosis, or MS, is a debilitating autoimmune disease of the central nervous system. We launched Copaxone(R) in Israel in December 1996 and in the United States in March 1997, and in 1999, Copaxone(R) became our single largest product. In 2002, in-market global sales of Copaxone(R) amounted to $539 million, an increase of 48% from 2001. Copaxone(R) is reported to have the second largest market share among MS drugs in the United States. The pre-filled syringe, launched in the United States in April 2002, has rapidly replaced the original vial presentation of Copaxone(R) and as of the end of 2002 accounted for approximately 95% of total U.S. Copaxone(R) prescriptions. The ongoing growth in sales of Copaxone(R) in the United States has been enhanced by the continued penetration of Copaxone(R) in most European countries, with the most significant being Germany. Copaxone(R) has been approved for marketing in 42 countries, including the United States, Israel, Germany, the United Kingdom, Australia and Canada.

     In North America, we promote Copaxone(R)through Teva Neuroscience Inc., our wholly owned subsidiary, and distribute the product through Aventis Pharmaceuticals Inc. In Europe, we copromote Copaxone(R)with Aventis Pharmaceuticals.

     In November 1999, we entered into a strategic alliance with H. Lundbeck A/S, a Denmark-based, publicly traded pharmaceutical company, for the global co-development and registration and European marketing of two of our products for the treatment of Parkinson's disease. Lundbeck provides a substantial financial contribution to these projects, which has enabled us to continue our development efforts on these projects while maintaining the resources allocated to our generic drug development and the expansion of our generic pipeline.


     We also possess significant manufacturing operations for the production of active pharmaceutical ingredients. As both a supplier and end user of pharmaceutical raw materials, we believe that our experience in complying with the stringent requirements of the FDA and proven manufacturing expertise are significant competitive advantages relative to many of our smaller competitors. With a leading global market share in certain major chemicals for generic pharmaceuticals, our active pharmaceutical ingredients business also facilitates our entry into new drug markets and offers a cost effective source of raw materials for our own pharmaceutical production.


     We are the leading pharmaceutical manufacturer in Israel, where we are incorporated and maintain our headquarters. During 2002, we generated approximately 64% of our revenue in North America, 24% in Europe and 12% in the rest of the world, predominately in Israel.

Initial Sale of Debentures

     The debentures were originally issued by Teva Finance and sold by Lehman Brothers Inc. and Salomon Smith Barney, Inc., as the initial purchasers, in transactions exempt from the registration requirements of the Securities Act pursuant to Rule 144A and Regulation S of the Securities Act.


     Teva Finance received net proceeds of approximately $440 million, after deducting the initial purchasers' discounts and commissions and its estimated expenses related to the initial offering. Teva Finance intends to use the proceeds from the offering to fund the activities of Teva's European and/or North American operating subsidiaries and for working capital and general corporate purposes outside of Israel and to fund any acquisitions Teva may make.


Corporate Information

Teva

     Our operations are conducted directly and through subsidiaries in Israel, Europe, North America and several other countries. We were incorporated in Israel on February 13, 1944 and are the successor to a number of Israeli corporations, the oldest of which was established in 1901. Our executive offices are located at 5 Basel Street, P.O. Box 3190, Petach Tikva 49131 Israel, telephone number 972-3-926-7267.

Teva Finance


     Teva Finance is a Netherlands Antilles limited liability company formed on November 5, 2002. It is an indirect, wholly owned subsidiary of Teva and has no assets or operations other than in connection with the initial offering of the debentures. Teva Finance's address is Teva Pharmaceutical Finance B.V., c/o MeesPierson Trust (Curacao) N.V., J.B. Gorsiraweg 14, Curacao, Netherlands Antilles, telephone number 599-9-463-9113.

                                  The Offering

Issuer...........................   Teva   Pharmaceutical   Finance   B.V.,   an
                                    indirect,  wholly owned  subsidiary  of Teva
                                    Pharmaceutical  Industries Limited which has
                                    no  assets  or  operations   other  than  in
                                    connection with the initial offering of the debentures.

Securities Offered...............   $450,000,000 in aggregate  principal  amount
                                    of 0.375%  Convertible Senior Debentures due
                                    2022. The debentures are convertible into ADRs of Teva.

Guarantee........................   Teva  guarantees  the punctual  payment when
                                    due of the  principal  of and  interest  and
                                    Additional    Amounts   as    described   in
                                    "Description   of  the  Debentures  and  the
                                    Guarantee -- Registration Rights," if any, on the debentures.

Maturity.........................   November 15, 2022,  unless earlier redeemed,
                                    repurchased or converted.

Interest Payment Dates...........   May 15 and  November 15,  beginning  May 15,
                                    2003, and at maturity.

Interest Rate....................   0.375% per year, subject to adjustment.  See
                                    "Description   of  the  Debentures  and  the
                                    Guarantee-- Interest"  and "--Interest  Rate
                                    Adjustments."


Optional Conversion by Holders...   Holders may convert the  debentures,  unless
                                    previously  redeemed  or  repurchased,  into
                                    Teva's ADRs initially at a conversion  price
                                    of $42.8989  per ADR (equal to a  conversion
                                    rate of 23.3106  ADRs per  $1,000  principal
                                    amount   of    debentures),    subject    to
                                    adjustment.   The  debentures  may  only  be
                                    converted prior to November 15, 2022, under the following circumstances:

                                    o    during any conversion period, as
                                         described below, if the trading price
                                         of Teva's ADRs for at least 20 trading
                                         days in the 30 trading day period
                                         ending on the first day of the
                                         conversion period was more than 120% of
                                         the conversion price in effect per ADR
                                         at that thirtieth trading day;


                                    o    during the five business-day period
                                         following any 10 consecutive trading
                                         day period in which the average of the
                                         trading prices for the debentures for
                                         that 10 trading-day period was less
                                         than 105% of the average conversion
                                         value (as described under "Description
                                         of the Debentures and the Guarantee --
                                         Conversion Rights -- Conversion upon
                                         Satisfaction of Market Price
                                         Conditions") for the debentures during
                                         that period;

                                    o    during any period in which the credit
                                         rating assigned to the debentures by
                                         Standard & Poor's is below BB+, or
                                         during which Standard & Poor's is not
                                         rating the debentures;


                                    o    if Teva  Finance has called the
                                         debentures for redemption; or

                                    o    upon  the occurrence of the specified
                                         corporate transactions.

                                    See "Description of the Debentures and the Guarantee-- Conversion Rights."

Optional Redemption by
Teva Finance.....................   On or after November 18, 2007, Teva Finance
                                    may redeem some or all of the debentures at a price equal to 100% of the principal amount of such debentures, plus accrued and unpaid interest. See "Description of the Debentures and the Guarantee --
                                    Optional Redemption by Teva Finance."


Right of Holders to Require
Repurchase.......................   Each holder of the debentures may require
                                    Teva Finance to repurchase some or all of the holder's debentures at 100% of their principal amount, plus accrued and unpaid interest


                                    o    on November  18,  2007,  November  15,
                                         2012 and November 15, 2017, and

                                    o    in certain circumstances involving a
                                         change of control of Teva or upon a
                                         termination of trading of its
                                         securities.


                                    With respect to a repurchase on November
                                    18, 2007 or in certain circumstances
                                    involving a change in control or
                                    termination of trading, Teva Finance may choose to pay the repurchase price in cash or in Teva's ADRs or a combination of cash and Teva's ADRs. See "Description of the Debentures and the Guarantee -- Repurchase at Option of Holders."


                                    If you choose to require Teva Finance to repurchase your debentures and Teva Finance chooses to pay the repurchase price in ADRs, the number of ADRs will equal the repurchase price divided by 97% of the average trading price of the ADRs for the five consecutive trading days ending on and including the third day prior to the repurchase date, subject to adjustments.

Ratio of Earnings to Fixed
Charges..........................              Year Ended December 31,
                                               -----------------------

                                    2002     2001     2000     1999     1998
                                    ----     ----     ----     ----     ----

                                    9.43     7.58     4.70     5.30     4.09



Use of Proceeds..................   Neither  Teva nor Teva  Finance will receive
                                    any proceeds from the sale by the selling securityholders of the debentures and ADRs.

Trading..........................   The  debentures  are eligible for trading in
                                    the Private Offerings, Resales and Trading through Automated Linkages market, known as PORTAL.


Nasdaq Symbol for Teva's ADRs....   Teva's   ADRs  are   traded  on  the  Nasdaq
                                    National Market under the symbol "TEVA".

                             SUMMARY FINANCIAL DATA


     The summary financial data for each of the years in the three-year period ended December 31, 2002 and at December 31, 2002 and 2001 are derived from our audited consolidated financial statements and related notes incorporated by reference into this prospectus, which have been prepared in accordance with accounting principles generally accepted in the United States ("U.S. GAAP").

     The summary financial data for each of the years in the two-year period ended December 31, 1999 and at December 31, 2000 and 1999 are derived from other audited consolidated financial statements, which have been prepared in accordance with U.S. GAAP. The summary financial data at December 31, 1998 are derived from other audited consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in Israel ("Israeli GAAP") and amended in accordance with U.S. GAAP.

     During 2000, the Israeli Securities Law was amended to allow Israeli companies, such as Teva, whose securities are listed both on the Tel Aviv Stock Exchange and on certain stock exchanges in the United States (including NASDAQ), to report exclusively under SEC rules and U.S. GAAP. Accordingly, on December 18, 2000, Teva's shareholders approved a resolution under which Teva's financial statements would be prepared under SEC rules and U.S. GAAP, rather than under Israeli securities regulations and Israeli GAAP. All financial statements and other financial information included and incorporated by reference in this prospectus and all financial information released in Israel are now presented solely under U.S. GAAP.


     You should read this summary historical data together with our consolidated financial statements and "Operating and Financial Review and Prospects" incorporated by reference in this prospectus.


                     Teva Pharmaceutical Industries Limited


                                              For the year ended December 31
                                      ----------------------------------------------
                                       2002      2001      2000      1999      1998
                                      ------    ------    ------    ------    ------
                                     U.S. dollars in millions (except per ADR amounts)

Operating Data

Sales................................  2,518.6   2,077.4   1,749.9    1,282.4  1,115.9
Cost of sales........................  1,423.2   1,230.1   1,058.0      767.6    694.8
                                       -------   -------   -------    -------  -------
Gross profit.........................  1,095.4     847.3     691.9      514.8    421.1
Research and development expenses:
   Total expenses....................    192.6     168.6     132.3       91.6     75.6
   Less participations and grants         27.6      61.4      27.7        9.8      7.5
                                       -------   -------   -------    -------  -------
Research and development-net.........    165.0     107.2     104.6       81.8     68.1
Selling, general and
   administrative expenses...........    406.4     358.1     301.0      223.2    199.1
Acquisition of research and
   development in process............                         35.7       17.7     13.5
Restructuring expenses...............               15.7                          15.0
                                       -------   -------   -------    -------  -------
Operating income.....................    524.0     366.3     250.6      192.1    125.4
Financial expenses-net...............     24.6      26.0      42.2       30.1     23.3
Losses from realization of assets
   and discontinuation of
   activities........................                                              3.3
                                       -------   -------   -------    -------  -------
Income before income taxes...........    499.4     340.3     208.4      162.0     98.8
Income taxes.........................     84.8      63.6      59.6       45.4     28.9
                                       -------   -------   -------    -------  -------
                                         414.6     276.7     148.8      116.6     69.9
Share in profits (losses) of
   associated companies .............     (2.7)      0.8       0.4       (0.6)     0.9
Minority interests in (profits)
   losses of  subsidiaries ..........     (1.6)      0.7      (0.8)       0.8
                                       -------   -------   -------    -------  -------
Net income...........................    410.3     278.2     148.4      116.8     70.8
                                       =======   =======   =======    =======  =======
Earnings per ADR* - Basic  ($).......     1.55      1.05      0.58       0.48     0.29
                                       =======   =======   =======    =======  =======
Earnings per ADR* - Diluted ($)......     1.52      1.02      0.57       0.48     0.29
                                       =======   =======   =======    =======  =======
Weighted average number of ADRs**
   (in millions):
   Basic.............................    264.5     264.5     257.9      245.2    245.2
                                       -------   -------   -------    -------  -------
   Diluted...........................    280.8     280.9     263.7      246.6    246.2
                                       -------   -------   -------    -------  -------


----------
* Historical figures have been adjusted to reflect the two for one stock splits effected in December 2002 and February 2000.
** Each ADR represents one ordinary share.


                     Teva Pharmaceutical Industries Limited



                                                        December 31
                                       ---------------------------------------------
                                        2002     2001      2000      1999      1998
                                       ------   ------    ------    ------    ------
                                                 U.S. dollars in millions

Balance Sheet Data

Working capital......................  1,377.2   1,439.8     825.1      373.5    241.0
Total assets.........................  4,626.8   3,460.2   2,855.6    1,755.3  1,475.3
Short-term credit, including
   current maturities:
   Convertible senior debentures
       (short-term)..................    562.4        --        --        --        --
   Other.............................    176.1     206.5     341.5      276.3    324.5
      Total short-term debt..........    738.5     206.5     341.5      276.3    324.5
Long-term debt, net of current
   maturities:
   Convertible senior debentures.....    810.0     912.0     550.0         --       --
   Other.............................    351.4     334.9     263.9      391.4    201.7
      Total long-term debt...........  1,161.4   1,246.9     813.9      391.4    201.7
Minority interests...................      4.9       2.2       1.6         --      0.8
Shareholders' equity.................  1,829.4   1,380.7   1,151.3      747.2    664.8

                                  RISK FACTORS

     Investing in our debentures or ADRs is risky. You should carefully consider the following factors and other information in this prospectus or in the documents incorporated by reference before deciding to purchase the debentures or ADRs. See "Forward-Looking Statements."

Risks Associated with Teva and the Pharmaceutical Industry

Our success depends on our ability to successfully develop and commercialize additional pharmaceutical products.


     Our future results of operations depend, to a significant degree, upon our ability to successfully commercialize additional generic and/or innovative branded pharmaceutical products. We must develop, test and manufacture generic products as well as prove that our generic products are the bio-equivalent of their branded counterparts. All of our products must meet regulatory standards and receive regulatory approvals. The development and commercialization process, particularly with respect to innovative products, is both time consuming and costly and involves a high degree of business risk. Our products currently under development, if and when fully developed and tested, may not perform as we expect, necessary regulatory approvals may not be obtained in a timely manner, if at all, and such products may not be able to be successfully and profitably produced and marketed. Delays in any part of the process or our inability to obtain regulatory approval of our products (including the products filed by IMPAX Laboratories Inc. and Biovail Corporation for which we have exclusive marketing rights in the United States) could adversely affect our operating results by restricting our introduction of new products. The continuous introduction of new generic products is critical to our business.

Our revenues and profits from any particular generic pharmaceutical products decline as our competitors introduce their own generic equivalents.

     Selling prices of generic drugs typically decline, sometimes dramatically, as additional companies receive approvals for a given product and competition intensifies. To the extent that we succeed in being the first to market a generic version of a significant product, our sales and profitability can be substantially increased in the period following the introduction of such product and prior to a competitor's introduction of the equivalent product. Our ability to sustain our sales and profitability on any product over time is dependent on both the number of new competitors for such product and the timing of their approvals. Our overall profitability depends on our ability to continuously and timely introduce new products.

Our generic pharmaceutical products face intense competition from brand-name companies that sell their own generic products or successfully extend their market exclusivity period.

     Competition in the U.S. generic pharmaceutical market continues to intensify as the pharmaceutical industry adjusts to increased pressures to contain health care costs. Brand-name companies continue to sell their products into the generic market directly by acquiring or forming strategic alliances with generic pharmaceutical companies. No regulatory approvals are required for a brand-name manufacturer to sell directly or through a third party to the generic market. Brand-name manufacturers do not face any other significant barriers to entry into such market. In addition, such companies continually seek new ways to defeat generic competition, such as filing new patents on drugs whose original patent protection is about to expire, developing patented controlled-release products, changing product claims and product labeling or developing and marketing as over-the-counter products those branded products which are about to face generic competition.

Recent changes in the regulatory environment may prevent us from exploiting the exclusivity periods that are critical to the success of our generic products.


     The FDA's policy regarding the award of 180-days market exclusivity to generic manufacturers who challenge patents relating to specific products continues to be the subject of much litigation in the United States. The FDA's current interpretation of the Waxman-Hatch Act is to award 180 days of exclusivity to the first generic manufacturer who files a Paragraph IV certification under the Act challenging the patent of the branded product, regardless of whether the manufacturer was sued for patent infringement. Although the FDA's interpretation may benefit some of the products in our pipeline, it may adversely affect others.


     The Waxman-Hatch Act provides that the period of 180-day exclusivity is triggered by the earlier of a court decision finding the patent at issue invalid or not infringed or the commercial marketing of the product. Under certain circumstances, we may not be able to exploit our 180-day exclusivity period completely since it may be triggered prior to our being able to market the product.

     For example, recent court decisions have interpreted the 180-day exclusivity period as starting from an initial ruling by a federal district court (instead of a final, unappealable ruling) regarding the validity or infringement of a patent. If we choose to bring a product to market prior to receiving a final ruling and an appellate court overturns the initial ruling, we could face significant infringement damages. These recent court decisions may cause us to take on patent risks that we were not exposed to prior to those decisions in order to benefit from the 180-day exclusivity period, or, conversely, we may choose not to take advantage of the 180-day exclusivity period rather than risk an adverse ruling in an appellate court. In addition to these issues, our patent challenges may be unsuccessful, which may result in a bar to the FDA granting market approval until the relevant patent expires. Another recent FDA ruling allows for joint 180-day exclusivity under certain circumstances. As a result, there may be certain circumstances in which we may share our exclusivity with one or more companies.


If we elect to sell a generic product prior to the completion of all appellate level patent litigation, we could be subject to liabilities for damages if a lower court judgment upon which we are relying is reversed.

     At times we seek approval to market generic products before the expiration of patents for those products, based upon our belief that such patents are invalid, unenforceable, or would not be infringed by Teva's products. As a result, we often face significant patent litigation. Depending upon a complex analysis of a variety of legal and commercial factors, if we win a lower court decision in such patent litigation, we may, in certain circumstances, elect to market a generic product even though an appeal of the lower court decision is pending. Should we elect to proceed in this manner, we could face substantial patent liability damages were a higher court to overturn the trial court's decision.

Our sales of Copaxone could be adversely affected by competition.

     Copaxone(R) is our leading innovative product, from which we derive substantial revenues and profits. To date, we and our marketing partners have been successful in our efforts to establish Copaxone(R) as a leading therapy for multiple sclerosis and have increased our global market share among the four currently available major therapies for multiple sclerosis. However Copaxone(R) faces intense competition, including as a result of the recent entry of Serono SA's beta-interferon product, Rebif(R), into the U.S. market and the role that Pfizer Inc. has recently assumed as a co-marketer with Serono of this product in the United States.

We are subject to government regulation that increases our costs and could prevent us from marketing or selling our products.


     We are subject to extensive pharmaceutical industry regulations in Israel, the United States, England, Hungary, the Netherlands, Canada, France, Italy and other jurisdictions. We cannot predict the extent to which we may be affected by legislative and other regulatory developments concerning our products.

     We are dependent on obtaining timely approvals before marketing most of our products. In the United States, any manufacturer failing to comply with FDA or other applicable regulatory agency requirements may be unable to obtain approvals for the introduction of new products and, even after approval, initial product shipments may be delayed. The FDA also has the authority to revoke drug approvals previously granted and remove from the market previously approved drug products containing ingredients no longer approved by the FDA. Our major facilities, both in the United States and outside the United States, and products are periodically inspected by the FDA, which has extensive enforcement powers over the activities of pharmaceutical manufacturers, including the power to seize, force to recall and prohibit the sale or import of non-complying products, and halt operations of and criminally prosecute non-complying manufacturers.

     In Europe and Israel, the manufacture and sale of pharmaceutical products is regulated in a manner substantially similar to that in the United States. Legal requirements generally prohibit the handling, manufacture, marketing and importation of any pharmaceutical product unless it is properly registered in accordance with applicable law. The registration file relating to any particular product must contain medical data related to product efficacy and safety, including results of clinical testing and references to medical publications as well as detailed information regarding production methods and quality control. Health ministries are authorized to cancel the registration of a product if it is found to be harmful or ineffective or manufactured and marketed other than in accordance with registration conditions.

We may not be able to successfully identify, consummate and integrate recent and future acquisitions.

     In the past, we have grown, in part, through a number of significant acquisitions. We plan to remain frequently engaged in various stages of evaluating or pursuing potential acquisitions and may in the future acquire other pharmaceutical and active pharmaceutical ingredients businesses and seek to integrate them into our own operations. The recent and future acquisitions of additional companies involves risks that could adversely affect our future revenues and operating results. For example:


o We may not be able to identify suitable acquisition candidates or to acquire companies on favorable terms.

o We compete with others to acquire companies. We believe that this competition will increase and may result in decreased availability or increased prices for suitable acquisition candidates.

o We may not be able to obtain the necessary financing, on favorable terms or at all, to finance any of our potential acquisitions.

o We may not be able to obtain the necessary regulatory approvals, including the approval of anti-competition regulatory bodies, in any countries in which we may seek to consummate potential acquisitions.

o We may ultimately fail to close an acquisition even if we announce that we plan to acquire a company.

o We may fail to integrate successfully our acquisitions in accordance with our business strategy.

o    We may choose to acquire a company that is not profitable.


o Potential acquisitions may divert management's attention away from our primary product offerings, result in the loss of key customers and/or personnel and expose us to unanticipated liabilities.


o We may not be able to retain the skilled employees and experienced management that may be necessary to operate the businesses we may acquire and, if we cannot retain such personnel, we may not be able to locate or hire new skilled employees and experienced management to replace them.


o We may purchase a company that has contingent liabilities that include, among others, known or unknown patent or product liability claims.


As a pharmaceutical company, we are susceptible to product liability claims that may not be covered by insurance.

     Our business inherently exposes us to potential product liability claims. From time to time, the pharmaceutical industry has experienced difficulty in obtaining product liability insurance coverage for certain products or coverage in the desired amounts or with the desired deductibles. As a result, we sell, and may continue to sell, generic products that are not covered by insurance and may also be subject to product liability claims that are not covered by insurance or that exceed our policy limits.

     Additionally, changes in the insurance markets subsequent to the September 11, 2001 terrorist attacks have made it more difficult for us to obtain certain types of coverage. We cannot assure you that we will be able to obtain the levels or types of insurance we would otherwise have obtained prior to these market changes or that the insurance coverage we do obtain will not contain large deductibles or fail to cover certain liabilities or that it will otherwise cover all potential losses.

Reforms in the health care industry and the uncertainty associated with pharmaceutical pricing, reimbursement and related matters could adversely affect the marketing, pricing and demand for our products.


     Increasing expenditures for health care have been the subject of considerable public attention in Israel, North America and many European countries. Both private and governmental entities are seeking ways to reduce or contain health care costs. In many countries in which we currently operate, including Israel, pharmaceutical prices are subject to regulation. In the United States, numerous proposals that would effect changes in the United States health care system have been introduced or proposed in Congress and in some state legislatures. Similar activities are taking place throughout Europe. We cannot predict the nature of the measures that may be adopted or their impact on the marketing, pricing and demand for our products.

     As a result of governmental budgetary constraints, the Israel Ministry of Health and the major Israeli health funds have sought to further reduce health care costs by, among other things, applying continuous pressure to reduce pharmaceutical prices and reducing inventory levels. The Israeli government has adopted regulations that permit the parallel importation of pharmaceutical products and set a maximum price on certain pharmaceutical products. Although such legislation is predominantly aimed at reducing prices of imported products, as opposed to locally manufactured products such as ours, it could have a secondary effect on us by increasing price competition within the Israeli pharmaceutical market.


The success of our innovative products depends on the effectiveness of our patents and confidentiality agreements to defend our intellectual property rights.

     Our success with our innovative products depends, in part, on our ability to protect our current and future innovative products and to defend our intellectual property rights. If we fail to adequately protect our intellectual property, competitors may manufacture and market products similar to ours. We have been issued numerous patents covering our innovative products, and have filed, and expect to continue to file, patent applications seeking to protect newly developed technologies and products in various countries, including the United States. Any existing or future patents issued to or licensed by us may not provide us with any competitive advantages for our products or may even be challenged, invalidated or circumvented by competitors. In addition, such patent rights may not prevent our competitors from developing, using or commercializing products that are similar or functionally equivalent to our products.

     We also rely on trade secrets, unpatented proprietary know-how and continuing technological innovation that we seek to protect, in part, by confidentiality agreements with licensees, suppliers, employees and consultants. It is possible that these agreements will be breached and we will not have adequate remedies for any such breach. Disputes may arise concerning the ownership of intellectual property or the applicability of confidentiality agreements. Furthermore, our trade secrets and proprietary technology may otherwise become known or be independently developed by our competitors or, if patents are not issued with respect to products arising from research, we may not be able to maintain the confidentiality of information relating to such products.


We have significant operations outside of the United States, including in Israel, that may be adversely affected by acts of terrorism or major hostilities.

     Significant portions of our operations are conducted outside of the United States. We may, therefore, be directly affected by economic, political and military conditions in the countries in which our businesses are located, as well as by currency exchange rate fluctuations and the exchange control regulations of such countries. Our executive offices and a substantial number of our manufacturing facilities are located in the State of Israel. Teva's Israeli operations are dependent upon materials imported from outside of Israel. We also export significant amounts of products from Israel. Accordingly, our operations could be materially and adversely affected by acts of terrorism or if major hostilities should occur in the Middle East or trade between Israel and its present trading partners should be curtailed, including as a result of acts of terrorism in the United States. Any such effects may not be covered by insurance.


Risks Associated with the Debentures

We may not be able to repurchase the debentures, if required, upon a change of control, a termination of trading or upon your exercise of your rights to cause Teva Finance to repurchase your debentures.

     In certain circumstances involving a change of control of Teva, a termination of trading of its securities or upon your exercise of your rights to cause Teva Finance to repurchase your debentures, you may require us to repurchase some or all of your debentures. Our ability to repurchase the debentures in such event may be limited by law or by the terms of agreements we may enter into. If we are restricted from issuing Teva ADRs to pay the repurchase price, as permitted under the indenture governing the debentures, we may not have sufficient financial resources or may not be able to arrange financing to pay the repurchase price in cash.

Because there is no active trading market for the debentures, you may not be able to sell your debentures.

     The debentures are a new issue of securities for which there is currently no active trading market. Although the debentures are eligible for trading in the PORTAL market, we cannot predict whether an active trading market for the debentures will develop or be sustained. If an active market for the debentures fails to develop or be sustained, this may negatively affect the price you obtain upon any sale of your debentures, and your ability to sell your indentures at all.

Because Teva and Teva Finance are foreign corporations, you may have difficulties enforcing your rights under the debentures.


     Most of Teva's directors and officers reside outside of the United States. Service of process on them may be difficult to effect in the United States. Furthermore, because a substantial portion of Teva's assets are located in Israel, any judgment obtained in the United States against us or any of our directors and officers may not be collectible within the United States.


     An Israeli court may declare a judgment rendered by a foreign court in a civil matter, including judgments awarding monetary or other damages in non civil matters, enforceable if it finds that:

     (1) the judgment was rendered by a court which was, according to Israeli law, competent to render it;

     (2)  the judgment is no longer appealable;

     (3) the obligation in the judgment is enforceable according to the rules relating to the enforceability of judgments in Israel and the substance of the judgment is not contrary to public policy in Israel; and

     (4)  the judgment can be executed in the state in which it was given.

     A foreign judgment will not be declared enforceable by Israeli courts if it was given in a state, the laws of which do not provide for the enforcement of judgments of Israeli courts (subject to exceptional cases) or if its enforcement is likely to prejudice the sovereignty or security of Israel. An Israeli court also will not declare a foreign judgment enforceable if it is proven to the Israeli court that:

     (1)  the judgment was obtained by fraud;

     (2)  there was no due process;

     (3) the judgment was given by a court not competent to render it according to the laws of private international law in Israel;

     (4) the judgment conflicts with another judgment that was given in the same matter between the same parties and which is still valid; or

     (5) at the time the action was brought to the foreign court a claim in the same matter and between the same parties was pending before a court or tribunal in Israel.

     Similarly, the managing director of Teva Finance resides outside the United States, and all or a significant portion of the assets of such person may be, and substantially all of the assets of Teva Finance are, located outside the United States. As a result, it may not be possible to effect service of process within the United States upon such person or to enforce against Teva Finance or such person judgments obtained in United States courts predicated upon the civil liability provisions of the federal securities laws of the United States.

     The United States and the Netherlands Antilles do not currently have a treaty providing for reciprocal recognition and enforcement of judgments in civil and commercial matters. Therefore, a final judgment for the payment of money rendered by any federal or state court in the United States based on civil liability, whether or not predicated solely upon the federal securities laws of the United States, would not be directly enforceable in the Netherlands Antilles.

     If the party in whose favor such a final judgment is rendered brings a new suit in a competent court in the Netherlands Antilles, that party may submit to the Netherlands Antilles court the final judgment that has been rendered in the United States. Since the laws of the State of New York have been chosen to govern the debentures, Teva Finance has submitted to the jurisdiction of the State or federal courts sitting in the State of New York in connection with disputes relating to the debentures. The holders, by acquiring the debentures, have voluntarily accepted such choice of law and choice of forum. A judgment obtained in any such court will be considered and recognized by the competent courts of the Netherlands Antilles to be part of the debentures, and such courts would grant a judgment that would be enforceable in the Netherlands Antilles generally, without any re-examination of the merits of the original judgment; provided that:

     (1) the judgment is final in the jurisdiction where rendered and was issued by a competent court;

     (2)  the judgment is valid in the jurisdiction where rendered;

     (3) the judgment was issued following personal service of the summons upon the defendant or its agent and, in accordance with due process of law, an opportunity for the defendant to defend against the foreign action;

     (4) the judgment does not violate any compulsory provisions of Netherlands Antilles law or principles of public policy;

     (5) the terms and conditions governing the indentures do not violate any compulsory provisions of Netherlands Antilles law or principles of public policy; and

     (6) the judgment is not contrary to a prior or simultaneous judgment of a competent Netherlands Antilles court.

                           FORWARD-LOOKING STATEMENTS

     Our disclosure and analysis in this prospectus contain or incorporate by reference some forward-looking statements. Forward-looking statements describe our current expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. Such statements may include words such as "anticipate", "estimate", "expect", "project", "intend", "plan", "believe" and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. In particular, these statements include, among other things, statements relating to:

     o    our business strategy;

     o    the development of our products;

     o    our projected capital expenditures; and

     o    our liquidity.


     This prospectus contains or incorporates by reference forward-looking statements which express the beliefs and expectations of management. Such statements are based on current expectations and involve a number of known and unknown risks and uncertainties that could cause our future results, performance or achievements to differ significantly from the results, performance or achievements expressed or implied by such forward-looking statements. Important factors that could cause or contribute to such differences include the impact of pharmaceutical industry regulation, the difficulty of predicting FDA and other regulatory authority approvals, the regulatory environment and changes in the health policies and structures of various countries, acceptance and demand for new pharmaceutical products and new therapies, the impact of competitive products and pricing, uncertainties regarding market acceptance of innovative products newly launched, currently being sold or in development, the impact of restructuring of clients, reliance on strategic alliances, reliance on a strategy of acquiring companies, exposure to product liability claims, dependence on patent and other protections for our innovative products, exposure to potential patent liability damages for products sold "at risk', i.e., prior to the final adjudication of patent issues, fluctuations in currency, exchange and interest rates, operating results and other factors that are discussed in this prospectus and in our other filings made with the SEC.

     We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any additional disclosures we make in our 6-K reports to the SEC. Also note that we provide a cautionary discussion of risks and uncertainties under "Risk Factors" beginning on page 9 of this prospectus. These are factors that we think could cause our actual results to differ materially from expected results. Other factors besides those listed here could also adversely affect us. This discussion is provided as permitted by the Private Securities Litigation Reform Act of 1995.

                                 USE OF PROCEEDS

     The debentures and ADRs offered under this prospectus are being offered by the selling securityholders. Teva and Teva Finance will therefore not receive any of the proceeds from this offering.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The below table contains our consolidated ratio of earnings to fixed charges for the periods indicated. The ratio of earnings to fixed charges has been computed by dividing earnings available for fixed charges (income from continuing operations before income taxes and fixed charges) by fixed charges; fixed charges consist of interest (whether expensed or capitalized), amortization of issuance costs relating to long-term debentures plus one third of rental expense (the portion deemed representative of the interest factor).


                                         Year Ended December 31,
                            ------------------------------------------------
                             2002       2001      2000      1999       1998
                            ------     ------    ------    ------     ------

Ratio of earnings
to fixed charges:            9.43       7.58      4.70      5.30       4.09

                     PRICE RANGE OF ADRS AND ORDINARY SHARES

ADRs


     In February 2000 and in December 2002, Teva effected a 2-for-1 stock split. Each holder of an ordinary share, or an ADR, as the case may be, was issued another share. All figures in this prospectus have been adjusted to reflect the stock splits.

     Teva's ADRs have been traded in the United States since 1982 and were admitted to trading on the Nasdaq National Market in October 1987. The ADRs are quoted under the symbol TEVA. The Bank of New York serves as Depositary for the ADRs. In November 2002, Teva was added to the NASDAQ 100 Index. Each ADR represents one ordinary share.

     The following table sets forth information regarding the high and low prices of the ADR on Nasdaq for the periods specified in U.S. dollars.

                            Period                         High       Low
      --------------------------------------------------  ------     -----
      Last six months:

      March 2003 (through March 17).....................  39.27     35.50
      February 2003.....................................  38.50     34.50
      January 2003......................................  39.28     37.06
      December 2002.....................................  39.56     36.57
      November 2002.....................................  39.53     36.01
      October 2002......................................  38.86     32.13
      Last eight quarters:
      Q4 2002...........................................  39.56     32.13
      Q3 2002...........................................  34.97     28.58
      Q2 2002...........................................  34.25     25.85
      Q1 2002...........................................  32.58     26.77
      Q4 2001...........................................  34.20     27.17
      Q3 2001...........................................  37.18     26.75
      Q2 2001...........................................  32.94     25.62
      Q1 2001...........................................  34.97     25.44
      Last five years:
      2002..............................................  39.56     25.85
      2001..............................................  37.18     25.44
      2000..............................................  39.00     16.06
      1999..............................................  17.92      9.97
      1998..............................................  12.50      8.03

     On March 17, 2003, the last reported sale price for the ADRs on the Nasdaq National Market was $38.96. As of January 31, 2003, there were 1,110 record holders of ADRs, whose holdings in total represented approximately 79% of the total outstanding ordinary shares, substantially all of whom were in the United States. The American Stock Exchange, the Chicago Options Exchange and the Pacific Stock Exchange quote options on Teva's ADRs under the symbol TEVA.

     Teva's ADRs are also traded on SEAQ International in London and on the exchanges in Frankfurt and Berlin.

Ordinary Shares


     Teva's ordinary shares have been listed on the Tel Aviv Stock Exchange since 1951. The table below sets forth in U.S. dollars the high and low last reported sale prices of the ordinary shares on the Tel Aviv Stock Exchange during the periods as reported by such Exchange (restated to reflect the stock splits). The translation into U.S. dollars is based on the daily representative rate of exchange published by the Bank of Israel then in effect.

                            Period                         High       Low
      --------------------------------------------------  ------     -----
      Last six months:
      March 2003 (through March 17)..........             37.94     35.81
      February 2003..........................             38.30     35.09
      January 2003...........................             38.04     37.34
      December 2002..........................             39.79     36.19
      November 2002..........................             39.61     35.48
      October 2002...........................             36.85     32.53

      Last eight quarters:

      Q4 2002................................             39.79     32.51
      Q3 2002................................             34.54     29.31
      Q2 2002................................             33.73     26.33
      Q1 2002................................             32.39     26.46
      Q4 2001................................             33.75     27.64
      Q3 2001................................             36.36     29.31
      Q2 2001................................             32.53     25.99
      Q1 2001................................             35.76     26.24

      Last five years:

      2002...................................             39.79     26.33
      2001...................................             36.36     25.99
      2000...................................             36.79     16.33
      1999...................................             17.21      9.91
      1998...................................             12.44      8.05

     On March 17, 2003, the last reported sale price of the ordinary shares on the Tel Aviv Stock Exchange was $37.81.

                             CAPITALIZATION OF TEVA


      The following table sets forth Teva's capitalization as of December 31, 2002. You should read this table together with the audited consolidated financial statements and the notes thereto and our supplemental financial data incorporated by reference in this prospectus.

      The number of outstanding ordinary shares includes ordinary shares held by Teva's subsidiaries but excludes:


      (1) approximately 0.8 million ordinary "A" shares, which do not confer on their holder voting rights or rights to appoint directors, and approximately 2.0 million non-voting ordinary shares held by a Teva subsidiary;(1)


      (2) an aggregate of approximately 16.9 million ordinary shares issuable upon exercise of options under Teva's stock option plans;(1) and

      (3) the shares issued by a Canadian subsidiary of Teva that are exchangeable into 6.3 million of Teva's ordinary shares.(2)

                                                     December 31, 2002
                                                     -----------------
                                                  US Dollars in Millions

Short-term debt, including current maturities....          176.1
1.50% Convertible Senior Debentures due 2005(3)..          562.4
                                                         -------
      Total short-term debt......................          738.5
                                                         -------
0.75% Convertible Senior Debentures due 2021(3)..          360.0
0.375% Convertible Senior Debentures due 2022....          450.0
Other long-term debt, net of current maturities..          351.4
                                                         -------
      Total long-term debt.......................        1,161.4
Shareholders' equity:
Share capital and additional paid-in capital:
   ordinary shares of NIS 0.10 par value:
   authorized-- 999.6 million shares; issued
   and outstanding-- 263.2 million shares........           33.9
Additional paid-in capital.......................          481.5
Deferred compensation............................           (0.1)
Retained earnings................................        1,345.7
Accumulated other comprehensive loss.............           17.3
Cost of Teva shares held by subsidiaries.........          (48.9)
                                                         -------
   Total shareholders' equity....................        1,829.4
                                                         -------
      Total capitalization.......................        3,729.3
                                                         =======
________________
(1) See Note 9 of the notes to Teva's consolidated financial statements for the year ended December 31, 2002 incorporated by reference in this prospectus for a discussion of these securities.

(2) See Note 2 of the notes to Teva's consolidated financial statements for the year ended December 31, 2002 incorporated by reference in this prospectus for a discussion of these securities. Through December 31, 2002, shares of this subsidiary have been exchanged for an aggregate of approximately 6.5 million Teva ordinary shares, leaving shares exchangeable for approximately
    6.3 million Teva ordinary shares outstanding.

(3) See Note 7 of the notes to Teva's consolidated financial statements for the year ended December 31, 2002 incorporated by reference in this prospectus for a discussion of these securities.

                   DESCRIPTION OF DEBENTURES AND THE GUARANTEE

     Teva Finance issued the debentures under an indenture, dated as of November 18, 2002, among Teva Finance, Teva and The Bank of New York, as trustee. The terms of the debentures include those provided in the indenture and the registration rights agreement, which Teva Finance and Teva entered into with the initial purchasers.

     The following description is only a summary of the material provisions of the debentures, the indenture, the guarantee and the registration rights agreement. We urge you to read these documents in their entirety because they, and not this description, define your rights as holders of these debentures. These documents are included as exhibits to the registration statement of which this prospectus is a part. You may also request copies of these documents at our address set forth under the caption "Summary -- Corporate Information."

     When we refer to Teva in this section, we refer only to Teva Pharmaceutical Industries Limited. When we refer to Teva Finance in this section, we refer to Teva Pharmaceutical Finance B.V., an indirect, wholly owned subsidiary of Teva organized under the laws of the Netherlands Antilles.

Brief Description of the Debentures

     The debentures are:

     o limited to $450,000,000 aggregate principal amount, subject to reopening at the discretion of Teva Finance;

     o  general unsecured obligations of Teva Finance;

     o convertible into ADRs of Teva at a conversion price of $42.8989 per ADR (which gives effect to the two-for-one stock split paid to holders of record as of December 10, 2002), under the conditions and subject to adjustment as described under "-- Conversion Rights" and "-- Distribution of Teva Ordinary Shares Instead of Teva ADRs";


     o redeemable at Teva Finance's option on or after November 18, 2007 at the principal amount, plus accrued and unpaid interest;


     o subject to repurchase by Teva Finance at your option on November 18, 2007, November 15, 2012 and November 15, 2017 or if a change of control or a termination of trading as defined in this prospectus occurs; and

     o due on November 15, 2022, unless earlier redeemed by Teva Finance at its option or converted or repurchased by Teva Finance at your option.


      The indenture restricts Teva Finance from paying dividends, incurring other indebtedness or repurchasing its or Teva's securities, except with respect to the issuance of additional securities that have the same ranking, interest rate and other terms as the debentures. The indenture does not, however, contain any other financial covenants with respect to Teva Finance or any financial covenants applicable to Teva. The indenture does not protect you in the event of a highly leveraged transaction or change of control of Teva or Teva Finance except to the extent described under "-- Repurchase at Option of Holders -- Upon a Change of Control or a Termination of Trading" below.

      You may present definitive debentures for conversion, registration of transfer and exchange, without service charge, at our office or agency in New York City, which shall initially be the office or agency of the trustee in New York City. For information regarding conversion, registration of transfer and exchange of global debentures, see "-- Form, Denomination and Registration."

Description of the Guarantee

      Teva has unconditionally guaranteed the punctual payment when due, whether at maturity, upon redemption or by acceleration or otherwise, of the principal of and interest and Additional Amounts (as described in "-- Registration Rights"), if any, on the debentures. The guarantee is enforceable by the trustee, the holders and their successors, transferees and assigns.


      The guarantee is an unsecured senior obligation of Teva. As indebtedness of Teva, it will be effectively subordinated against all indebtedness and liabilities of Teva's subsidiaries.


Interest


      The debentures bear interest from November 18, 2002 at the rate of 0.375% per year, subject to adjustment upon the occurrence of a Reset Transaction. See "-- Interest Rate Adjustments" below. Teva Finance will pay interest semiannually in arrears on May 15 and November 15 of each year to the holders of record at the close of business on the preceding May 1 and November 1, respectively, beginning May 15, 2003. In general, Teva Finance will not pay interest accrued and unpaid on any debenture that is converted into Teva's ADRs. See "-- Conversion Rights" below.


      Except as provided below, Teva Finance will pay interest on:

      o  the global debentures to DTC in immediately available funds;

      o any definitive debentures having an aggregate principal amount of $5,000,000 or less by check mailed to the holders of these debentures; and

      o any definitive debentures having an aggregate principal amount of more than $5,000,000 by wire transfer in immediately available funds at the election of the holders of these debentures.

      At maturity, Teva Finance will pay interest on the definitive debentures at our office or agency in New York City, which initially is the office or agency of the trustee in New York City.

      Teva Finance will pay principal on:

      o  the global debentures to DTC in immediately available funds;

      o any definitive debentures at our office or agency in New York City, which initially is the office or agency of the trustee in New York City.

      Interest generally will be computed on the basis of a 360-day year comprised of twelve 30-day months. References to payments of interest in this section, unless the context otherwise requires, refer to the payment of interest and Additional Amounts, if any.

Interest Rate Adjustments

      If a Reset Transaction occurs, the interest rate will be adjusted to equal the Adjusted Interest Rate from the effective date of such Reset Transaction to, but not including, the effective date of any succeeding Reset Transaction.

      A "Reset Transaction" means:

      o a merger, consolidation or statutory share exchange to which the issuer of the ordinary shares is a party;

      o  a sale of all or substantially all the assets of that issuer;

      o  a recapitalization of those ordinary shares; or

      o a distribution described in clause (4) of the eighth paragraph under "-- Conversion Procedures" below, after the effective date of which transaction or distribution the debentures would be convertible into:


         o ordinary shares or ADRs which had a dividend yield for the four fiscal quarters of such entity immediately preceding the public announcement of the transaction or distribution that was more than
            2.5 percentage points higher than the dividend yield on Teva's ADRs or ordinary shares for the four fiscal quarters preceding the public announcement of the transaction or distribution; or

         o ordinary shares or ADRs of an entity that announces a dividend policy prior to the effective date of the transaction or distribution which policy, if implemented, would result in a dividend yield on that entity's ordinary shares for the next four fiscal quarters that would result in such a 2.5 percentage point increase.


      The "Adjusted Interest Rate" with respect to any Reset Transaction will be the rate per year that is the arithmetic average of the rates quoted by two dealers engaged in the trading of convertible securities selected by Teva Finance or its successor as the rate at which interest should accrue so that the fair market value, expressed in dollars, of a debenture immediately after the later of:

      o  the public announcement of the Reset Transaction; or

      o the public announcement of a change in dividend policy in connection with the Reset Transaction,

will most closely equal the average Trading Price (as defined below) of a debenture for the 20 trading days preceding the date of such public announcement. However, the Adjusted Interest Rate will not be less than 0.375% per year.

      For purposes of the definition of Reset Transaction, the dividend yield on any security, including an ADR, for any period means the dividends paid or proposed to be paid pursuant to an announced dividend policy on the security or, in the case of an ADR, on the aggregate securities represented by that ADR for that period, divided by, if with respect to dividends paid on that security, the average Trading Price of the security during that period and, if with respect to dividends proposed to be paid on the security, the Trading Price of such security on the effective date of the related Reset Transaction.

      The "Trading Price" of a security on any date of determination means:

      o the closing sale price of that security on the New York Stock Exchange ("NYSE") on that date;

      o if that security is not listed on the NYSE on that date, the closing sale price as reported on that date by the Nasdaq National Market;

      o if that security is not so listed on the NYSE and not quoted on the Nasdaq National Market on that date, the closing sale price as reported on that date in the composite transactions for the principal U.S. securities exchange on which that security is listed;

      o if that security is not so listed on a U.S. national or regional securities exchange or quoted on the Nasdaq National Market on that date, the dollar equivalent of the closing sale price of the security on that date on the Tel Aviv Stock Exchange;

      o if that security is not so reported, the last price quoted by Interactive Data Corporation for that security on that date or, if Interactive Data Corporation is not quoting such price, a similar quotation service selected by us;

      o if that security is not so quoted, the average of the mid-point of the last bid and ask prices for that security on that date from at least two dealers recognized as market-makers for that security selected by us for this purpose;

      o if such bid and ask prices are not available, the average of that last bid and ask prices for that security on that date from a dealer engaged in the trading of securities of the same type as such security selected by us for this purpose; or

      o if such bid and ask prices are not available, the conversion value of the debentures, as described in "-- Conversion Rights -- Conversion Upon Satisfaction of Market Price Conditions" below.

Conversion Rights

General


      You may convert any outstanding debentures at the times described below into Teva's ADRs, initially at the conversion price of $42.8989 per ADR, which is equal to a conversion rate of 23.3106 ADRs per $1,000 principal amount of debentures, which has been adjusted to reflect the two-for-one stock split paid to holders of record as of December 10, 2002. The conversion price is, however, subject to adjustment as described below. You will not receive fractional ADRs upon conversion of debentures. Instead, Teva Finance will pay a cash adjustment based upon the Trading Price of Teva's ADRs on the business day immediately preceding the conversion date. You may convert debentures only in denominations of $1,000 and whole multiples of $1,000.

      Holders may surrender debentures for conversion into Teva's ADRs only under the following circumstances:

      o during any conversion period, as described below, if the Trading Price of Teva's ADRs for at least 20 trading days in the 30 trading day period ending on the first day of the conversion period was more than 120% of the conversion price in effect per ADR at that thirtieth trading day;


      o during the five business-day period following any 10 consecutive trading day period in which the average of the Trading Prices for the debentures for that 10 trading-day period was less than 105% of the average conversion value, as described below, for the debentures during that period;


      o during any period in which the credit rating assigned to the debentures by Standard & Poor's is below BB+, or that Standard & Poor's is not rating the debentures;


      o  if Teva Finance has called the debentures for redemption; or

      o upon the occurrence of the specified corporate transactions discussed below.


      You may exercise conversion rights under the conditions described above prior to, but not later than, the close of business on the business day preceding the maturity date of the debentures. However, if you are a holder of debentures that have been called for redemption, you must exercise your conversion rights prior to the close of business on the second business day preceding the redemption date, unless Teva Finance defaults in payment of the redemption price. In addition, if you have exercised your right to require Teva Finance to repurchase your debentures you may convert your debentures into Teva's ADRs only if you withdraw your notice and convert your debentures prior to the close of business on the business day immediately preceding the repurchase date.


Conversion Upon Satisfaction of Market Price Conditions


      You may surrender any of your debentures for conversion into Teva's ADRs during any conversion period if the Trading Price, as described above, of Teva's ADRs for at least 20 trading days in the 30 trading-day period ending on the first day of the conversion period exceeds 120% of the conversion price per share of Teva's ADRs on that thirtieth trading day. A conversion period will be the period from and including the thirtieth trading day in a fiscal quarter to but not including the thirtieth trading day in the immediately following fiscal quarter.

      You also may surrender any of your debentures for conversion into Teva's ADRs during the five business-day period following any 10 consecutive trading-day period in which the average of the Trading Prices for the debentures for that 10 trading-day period was less than 105% of the average conversion value for the debentures during that period. "Conversion value" is equal to the product of the Trading Price for Teva's ADRs on a given day multiplied by the then current conversion rate, which is the number of Teva's ADRs into which each debenture is then convertible.


Conversion Upon Credit Rating Event


      You may surrender any of your debentures for conversion during any period in which the credit rating assigned to the debentures by Standard & Poor's Ratings Group is below BB+, or in which the credit rating assigned to the debentures is suspended or withdrawn by Standard & Poor's or in which Standard & Poor's is not rating the debentures.


Conversion Upon Notice of Redemption

      You may surrender for conversion any debentures we call for redemption at any time prior to the close of business on the day that is two business days prior to the redemption date, even if the debentures are not otherwise convertible at that time. If you already have exercised your right to require Teva Finance to repurchase your debentures, you may not surrender such debentures for conversion until you have withdrawn the notice in accordance with the indenture.

Conversion Upon Specified Corporate Transactions

      If Teva elects to:


      o distribute to all holders of Teva's ordinary shares certain rights entitling them to purchase, for a period expiring within 60 days, Teva's ordinary shares (directly or indirectly through ADRs) at less than the Trading Price of Teva's ordinary shares at that time; or

      o distribute to all holders of Teva's ordinary shares assets, debt securities or certain rights to purchase Teva's securities, which distribution has a per share value exceeding 10% of the Trading Price of Teva's ordinary shares on the day preceding the declaration date for the distribution,


      Teva Finance must notify the holders of debentures at least 20 days prior to the ex-dividend date for the distribution. Once Teva Finance has given that notice, holders may surrender their debentures for conversion at any time until the earlier of close of business on the business day prior to the ex-dividend date or its announcement that the distribution will not take place. No adjustment to the ability of a holder of debentures to convert will be made if the holder will otherwise participate in the distribution without conversion.


      In addition, if Teva is party to a consolidation, merger or binding share exchange pursuant to which Teva's ordinary shares would be converted into cash, securities or other property, a holder may surrender debentures for conversion at any time from and after the date which is 15 days prior to the anticipated effective date of the transaction until 15 days after the actual date of the transaction. If Teva is party to a consolidation, merger or binding share exchange pursuant to which Teva's ordinary shares are converted into cash, securities or other property, then at the effective time of the transaction, the right to convert a debenture into Teva's ordinary shares will be changed into a right to convert the debentures into the kind and amount of cash, securities or other property which the holder would have received if the holder had converted such debentures immediately prior to the transaction. If the transaction also constitutes a "change of control," as defined below, the holder can require us to repurchase all or a portion of its debentures as described under "-- Repurchase at Option of Holders -- Upon a Change of Control or a Termination of Trading."


Conversion Procedures

      Upon exercise of your conversion rights or if Teva Finance so elects following exercise of your repurchase rights Teva Finance will be obligated to deliver, or to cause to be delivered to you, the number of Teva ADRs to which you are entitled. In the indenture Teva has agreed with Teva Finance and with each holder to deliver its ADRs to holders to satisfy exercises of such rights. Teva has reserved 10,489,778 of its ordinary shares for issuance which it has agreed to deposit in exchange for its ADRs upon the conversion of the debentures.


      Except as provided below, if you convert your debentures into Teva's ADRs on any day other than an interest payment date, you will not receive any interest that has accrued on these debentures. By delivering to the holder the number of ADRs issuable upon conversion, determined by dividing the principal amount of the debentures being converted by the conversion price, together with a cash payment, if any, in lieu of fractional ADRs, Teva Finance will satisfy its obligation with respect to the debentures. However, for U.S. federal income tax purposes, accrued but unpaid interest will be deemed to be paid in full rather than canceled, extinguished or forfeited.


      If you convert after a record date for an interest payment but prior to the corresponding interest payment date, you will receive on the interest payment date interest accrued and unpaid on such debentures, notwithstanding the conversion of such debentures prior to such interest payment date, because you will have been the holder of record on the corresponding record date. However, at the time you surrender such debentures for conversion, you must pay Teva Finance an amount equal to the interest that is scheduled to be paid on such interest payment date in respect of the debentures being converted.

      You are not required to make such payment if you convert your debentures after they are called by Teva Finance for redemption. Accordingly, if Teva Finance calls your debentures for redemption on a date that is after a record date for an interest payment but prior to the corresponding interest payment date, and prior to the redemption date you choose to convert your debentures, you will not be required to pay Teva Finance at the time you surrender such debentures for conversion the amount of interest on such debentures you will receive on the date that has been fixed for redemption. Furthermore, if Teva Finance calls your debentures for redemption on a date that is prior to a record date for an interest payment date, and prior to the redemption date you choose to convert your debentures, you will receive on the date that has been fixed for redemption the amount of interest you would have received if you had not converted your debentures.


      You will not be required to pay any taxes (other than income taxes, if any) or duties relating to the issuance or delivery of Teva's ADRs if you exercise your conversion rights, but you will be required to pay any tax or duty which may be payable relating to any transfer involved in the issuance or delivery of the ADRs in a name other than yours. ADRs will be issued or delivered only after all applicable taxes and duties, if any, payable by you have been paid.

      To convert interests in the global debentures, you must deliver to DTC, Euroclear Bank S.A./N.V. as operator of the Euroclear System ("Euroclear") or Clearstream Banking S.A. (formerly Cedelbank) ("Clearstream"), as applicable, the appropriate instruction form for conversion pursuant to DTC's conversion program or in accordance with the normal operating procedures of Euroclear or Clearstream, as applicable, after application has been made to make the underlying ADRs eligible for trading on Euroclear or Clearstream, as applicable. To convert a definitive debenture, you must:


     o complete the conversion notice on the back of the debenture or a copy of the notice;

     o deliver the completed conversion notice and the debentures to be converted to the specified office of the conversion agent;

     o pay all funds required, if any, relating to interest on the debentures to be converted to which you are not entitled, as described in the second and third preceding paragraphs; and

     o pay all taxes or duties, if any, as described in the preceding paragraph.

      The conversion date will be the date on which all of the foregoing requirements have been satisfied. The debentures will be deemed to have been converted immediately prior to the close of business on the conversion date. An ADR into which the debentures are converted, and cash in lieu of any fractional ADRs, will be delivered as soon as practicable on or after the conversion date.

      Teva Finance will adjust the initial conversion price upon:

      (1) the issuance of Teva ordinary shares as a dividend or a distribution on Teva's ordinary shares;

      (2)   subdivisions, splits and combinations of Teva's ordinary shares;


      (3) the issuance by Teva of rights or warrants to all holders of Teva ordinary shares entitling holders to subscribe for or purchase Teva ordinary shares for less than their current market price;

      (4) the distribution by Teva of shares of its capital stock (other than its ordinary shares), evidences of its indebtedness or cash or other assets, including securities, but excluding:

            (a)   the rights and warrants referred to in clause (3) above,

            (b) any dividends and distributions in connection with a reclassification, change, consolidation, merger, combination, sale or conveyance resulting in a change in the conversion consideration pursuant to the fourth succeeding paragraph, or

            (c) any dividends or distributions received from Teva on the Teva ordinary shares and paid exclusively in cash;

      (5) dividends or distributions by Teva exclusively in cash to all holders of Teva ordinary shares to the extent that such distributions, together with:

            (a) all other such all-cash dividends or distributions made within the preceding 12 months for which no adjustment has been made, plus


            (b) any cash and the fair market value of other consideration paid for any tender offers by Teva or any of its subsidiaries, including Teva Finance, for Teva's ordinary shares or ADRs expiring within the preceding 12 months for which no adjustment has been made, exceeds 10% of Teva's market capitalization on the record date for such distribution; and

      (6) purchases of Teva's ordinary shares or ADRs pursuant to a tender offer made by Teva or any of its subsidiaries to the extent that the same involves an aggregate consideration that, together with:

            (a) any cash and the fair market value of any other consideration paid in any other tender offer by Teva or any of its subsidiaries for Teva's ordinary shares or ADRs expiring within the 12 months preceding such tender offer for which no adjustment has been made, plus

            (b) the aggregate amount of any all-cash distributions referred to in clause (5) above to all holders of Teva's ordinary shares within 12 months preceding the expiration of tender offer for which no adjustments have been made, exceeds 10% of Teva's market capitalization on the expiration of such tender offer.

      If rights or warrants for which an adjustment to the conversion price has been made expire unexercised, the conversion price will be readjusted to take into account the actual number of such rights or warrants which were exercised.

      The above adjustments assume that each ADR continues to represent one Teva ordinary share. If the number of Teva ordinary shares represented by each ADR changes, the conversion price will be adjusted accordingly.


      Teva Finance will not make an adjustment in the conversion price unless such adjustment would require a change of at least 1% in the conversion price then in effect at such time. Teva Finance will carry forward and take into account in any subsequent adjustment any adjustment that would otherwise be required to be made. Except as stated above, Teva Finance will not adjust the conversion price for the issuance of Teva's ordinary shares or any securities convertible into or exchangeable for Teva's ordinary shares or carrying the right to purchase any of the foregoing.


      If Teva:

      o reclassifies or changes its ordinary shares (other than changes resulting from a subdivision, split or combination); or

      o consolidates or combines with or merges into any person, or sells or conveys to another person all or substantially all of the property and assets of Teva and its subsidiaries, or liquidates, dissolves or winds up;


and the holders of Teva's ordinary shares receive ordinary shares, other securities or other property or assets (including cash or any combination of Teva's ordinary shares, other securities or other property or assets) with respect to or in exchange for their ordinary shares, the debentures will become convertible into the consideration they would have received if they had converted their debentures immediately prior to such reclassification, change, consolidation, combination, merger, sale or conveyance. Teva may not become a party to any such transaction unless its terms are consistent with the foregoing.


      The conversion price at which, and the property or assets into which, the debentures are convertible after an adjustment described in this section "-- Conversion Procedures" shall be subject to further adjustment in the same manner when subsequent events of the type described in this section occur.


      If a taxable distribution to holders of Teva's ADRs or ordinary shares or other transaction occurs which results in any adjustment of the conversion price, you may be deemed to have received a distribution subject to U.S. income tax as a dividend. In other circumstances, the absence of an adjustment may result in a taxable dividend to the holders of our ADRs. See "United States Federal Income Tax Considerations."

      Teva Finance may from time to time, to the extent permitted by law, reduce the conversion price of the debentures by any amount for any period of at least 20 days. In that case, Teva Finance will give at least 15 days' notice of such decrease.


Distribution of Teva Ordinary Shares Instead of Teva ADRs

      Upon conversion of your debentures, you will receive ADRs representing Teva ordinary shares. If you receive Teva ADRs and prefer to hold Teva ordinary shares directly, you may withdraw the underlying Teva ordinary shares by following the relevant procedures of the depositary for the Teva ordinary shares. Such withdrawals are expected to be subject only to

      (1) any temporary delays caused by closing transfer books of the depositary or Teva or the deposit of shares in connection with voting at a shareholders' meeting, or the payment of dividends, if applicable,


      (2) the payment of any related fees, taxes, and similar charges (which you will be responsible for), and

      (3) compliance with any U.S. or foreign laws or governmental regulations in force at that time relating to Teva ADRs or to the withdrawal of deposited securities.

      If, following conversion of your debentures into ADRs, you decide to withdraw the underlying Teva ordinary shares in exchange for your ADRs, your ability to sell the ordinary shares on the Tel Aviv Stock Exchange may be restricted under Israeli law under one of the following restrictions:

      (1) you may not sell the ordinary shares on the Tel Aviv Stock Exchange for a period of 24 months following the initial issuance of the debentures; or

      (2) you may not sell the ordinary shares for a period of three to twelve months following the initial issuance of the debentures, and in addition, you may be subject to certain volume limitations on the sale of such shares for an additional twelve to twenty-four month period.

      However, these restrictions will not affect your ability to sell the ADRs or your ability to sell the ordinary shares other than on the Tel Aviv Stock Exchange.

      Each Teva ADR currently represents one Teva ordinary share. Teva ADRs may, however, in the future represent other securities or property as well, as a result of any non-cash distributions in respect of Teva ordinary shares that are not distributed to Teva ADR holders but instead are held by the depositary on behalf of Teva ADR holders. The terms of the deposit agreement defining the rights of holders of Teva ADRs may be altered at any time, and the deposit agreement may be replaced by another deposit agreement with differing terms.

      Any Teva ADRs we deliver to you will be transferable by you to the same extent as the debentures you held (assuming you are not affiliated with Teva or Teva Finance and excepting any transfer restrictions you have yourself caused). You will be responsible for paying any and all brokerage costs if you sell any Teva ADRs you receive. Teva will not issue fractional Teva ADRs.

      If Teva ordinary shares cease to be represented by ADRs issued under a depositary receipt program sponsored by Teva, or Teva ADRs cease to be quoted on the Nasdaq National Market (and are not at that time listed on the New York Stock Exchange or another United States national securities exchange), all references in this prospectus to the Teva ADRs will be deemed to have been replaced by a reference to:

      (1) the number of Teva ordinary shares corresponding to the Teva ADRs on the last day on which the Teva ADRs were quoted on the Nasdaq National Market;

      (2) as adjusted, pursuant to the adjustment provisions above, for any other property the Teva ADRs represented as if the other property has been distributed to holders of the Teva ADRs on that day.

Optional Redemption by Teva Finance


      At any time on or after November 18, 2007, Teva Finance may redeem some or all of the debentures at a redemption price equal to 100% of the principal amount of the debentures, except for debentures that it is required to repurchase as provided under "-- Repurchase at Option of Holders -- On Specified Dates." Teva Finance must give at least 20 but not more than 60 days' notice of any redemption.

      In addition, Teva Finance will pay interest on the debentures being redeemed, including those debentures which are converted into Teva's ADRs after the date the notice of the redemption is mailed and prior to the redemption date. This interest will include interest accrued and unpaid to, but excluding, the redemption date. If the redemption date is an interest payment date, Teva Finance will pay the interest to the holder of record on the corresponding record date, which may or may not be the same person to whom Teva Finance will pay the redemption price.


      If Teva Finance does not redeem all of the debentures, the trustee will select the debentures to be redeemed in principal amounts of $1,000 or whole multiples of $1,000 by lot or on a pro rata basis. If any debentures are to be redeemed in part only, Teva Finance will issue a new debenture or debentures in principal amount equal to the unredeemed principal portion thereof. If a portion of your debentures is selected for partial redemption and you convert or elect repurchase of a portion of your debentures, the converted or repurchased portion will be deemed to be taken from the portion selected for redemption.

      If you have exercised your right to require Teva Finance to repurchase your debentures, you may participate in a redemption by Teva Finance only if you withdraw your notice prior to the close of business on the business day preceding the repurchase date.

Repurchase at Option of Holders

On Specified Dates

      On November 18, 2007, November 15, 2012 and November 15, 2017, you will have the right to require Teva Finance to repurchase all of your debentures, or any portion of those debentures that is equal to $1,000 or a whole multiple of $1,000, for which a written purchase notice has been properly delivered and not withdrawn. You may submit your debentures for repurchase to The Bank of New York, as paying agent (the "paying agent"), at any time from the opening of business on the date that is 20 business days prior to the repurchase date until the close of business on the business day prior to the repurchase date.

      The repurchase price of a debenture will be equal to 100% of its principal amount plus accrued and unpaid interest.


      With respect to a repurchase on November 18, 2007, instead of paying the repurchase price in cash, Teva Finance may, at its option, pay the purchase price in cash or Teva ADRs, or any combination of cash or ADRs. The number of Teva's ADRs a holder will receive will equal the repurchase price divided by 97% of the average Trading Price of Teva's ADRs for the five trading day period ending on the third business day prior to the applicable repurchase date, appropriately adjusted to take into account the occurrence of events that would result in an adjustment of the conversion rate with respect to Teva's ADRs.


      Teva Finance will be required to give notice on a date not less than 20 business days prior to the repurchase date to all holders of debentures, stating among other things:

      o whether Teva Finance will pay the purchase price of debentures in cash or Teva's ADRs or any combination of cash and ADRs, specifying the percentages of each;


      o if Teva Finance elects to pay in ADRs the method of calculating the price of the ADRs; and

      o the procedures that holders must follow to require Teva Finance to purchase their debentures.

      The repurchase notice given by each holder electing to require Teva Finance to repurchase debentures shall state:


      o the certificate numbers of the holder's debentures to be delivered for repurchase;


      o the portion of the principal amount of debentures to be repurchased, which must be $1,000 or an integral multiple of $1,000;

      o that the debentures are to be purchased by Teva Finance pursuant to the applicable provisions of the debentures; and


      o in the event Teva Finance elects, in the notice that it is required to give, to pay the repurchase price in Teva's ADRs, in whole or in part, but the repurchase price is ultimately to be paid to the holder entirely in cash because any of the conditions to payment of the repurchase price or portion of the repurchase price in ADRs is not satisfied prior to the close of business on the repurchase date, as described below, whether the holder elects:


         (1) to withdraw the repurchase notice as to some or all of the debentures to which it relates, or

         (2) to receive cash in respect of the entire purchase price for all debentures or portions of debentures subject to such repurchase notice.


      If the holder fails to indicate the holder's choice with respect to the election described in the final bullet point above, the holder shall be deemed to have elected to receive cash in respect of the entire purchase price for all debentures subject to the purchase notice in these circumstances.


      Any repurchase notice may be withdrawn by the holder by a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day prior to the purchase date. In the event that Teva Finance exercises its right to redeem the debentures, you may participate in a redemption only if you provide such written notice of withdrawal on a timely basis.

      o  The notice of withdrawal shall state:

      o  the principal amount at maturity being withdrawn;

      o  the certificate numbers of the debentures being withdrawn; and

      o the principal amount at maturity, if any, of the debentures that remains subject to the purchase notice.

      Teva Finance will pay cash based on the average market price for all fractional shares of ADRs in the event it elects to deliver ADRs in payment, in whole or in part, of the purchase price.

      Because the average market price of the ADRs is determined prior to the applicable purchase date, holders of debentures bear the market risk with respect to the value of the ADRs to be received from the date such average market price is determined to such purchase date. Teva Finance may pay the purchase price or any portion of the purchase price in ADRs only if the information necessary to calculate the average Trading Price is published in a daily newspaper of national circulation within the United States.


      Upon determination of the actual number of ADRs in accordance with the foregoing provisions, Teva Finance will publish such information in The Wall Street Journal and on Teva's Web site on the World Wide Web.

      Teva Finance's right to purchase debentures, in whole or in part, with Teva's ADRs is subject to our satisfying various conditions, including the registration of the ADRs under the Securities Act and the Securities Exchange Act of 1934, as amended (the "Exchange Act"), if required.


      If such conditions are not satisfied with respect to a holder prior to the close of business on the purchase date, Teva Finance will pay the purchase price of the debentures of the holder entirely in cash. Teva Finance may not change the form or components or percentages of components of consideration to be paid for the debentures once Teva Finance has given the notice that it is required to give to holders of debentures, except as described in the first sentence of this paragraph.

      In connection with any purchase offer, Teva Finance will:

      o comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act which may then be applicable; and

      o  file Schedule 13E-4 or any other required schedule under the Exchange
         Act.

      Payment of the purchase price for a debenture for which a purchase notice has been delivered and not validly withdrawn is conditioned upon delivery of the debenture, together with necessary endorsements, to the paying agent at any time after delivery of the purchase notice. Payment of the purchase price for the debenture will be made promptly following the later of the purchase date or the time of delivery of the debenture.

      Holders may surrender a debenture for purchase by Teva Finance by means of book entry delivery in accordance with the provisions set forth in the indenture and the regulations of DTC. A security will be considered to have been surrendered to a paying agent upon receipt by such paying agent of a copy of an irrevocable notice given by DTC to the holder of the certificate corresponding to such security instructing it to deliver such certificate to the relevant registrar for cancellation.

      If the paying agent holds money or securities sufficient to pay the purchase price of the debenture on the business day following the purchase date in accordance with the terms of the indenture, then, immediately after the purchase date, the debenture will cease to be outstanding and interest on such debenture will cease to accrue, whether or not the debenture is delivered to the paying agent. Thereafter, all other rights of the holder shall terminate, other than the right to receive the purchase price upon delivery of the debenture.

      No debentures may be purchased for cash at the option of holders if there has occurred and is continuing an event of default with respect to the debentures described under "-- Events of Default" other than a default in the payment of the purchase price with respect to such debentures.

Upon a Change of Control or a Termination of Trading

      If a change of control (as defined below) or a termination of trading occurs, you will have the right to require Teva Finance to repurchase all of your debentures not previously called for redemption, or any portion of those debentures that is equal to $1,000 or a whole multiple of $1,000. The repurchase date is 45 days after the date Teva Finance gives notice of a change of control or a termination of trading.

      The repurchase price of a debenture will be equal to 100% of its principal amount plus accrued and unpaid interest.

      Instead of paying the repurchase price in cash, Teva Finance may, at its option, pay the repurchase price in cash or Teva ADRs, or any combination of cash and ADRs. The number of ADRs a holder will receive will equal the repurchase price divided by 97% of the average Trading Price of Teva ADRs calculated as described above under "-- Repurchase at Option of Holders -- On Specified Dates."


      Within 30 days after the occurrence of a change of control or a termination of trading, Teva Finance is required to notify you of such occurrence and your resulting repurchase right. The notice will be similar to the notice described under "-- Repurchase at Option of Holders -- On Specified Dates." To exercise the repurchase right, you must deliver prior to or on the 30th day after the date of Teva Finance's notice, written notice to the trustee of your exercise of your repurchase right.


      The repurchase notice given by each holder electing to require Teva Finance to repurchase debentures shall contain the information described under "-- Repurchase at Option of Holders -- On Specified Dates."

      Teva Finance will pay cash based on the average market price for all fractional shares of ADRs in the event Teva Finance elects to deliver ADRs in payment of the repurchase price.

      You may withdraw this notice by delivering to the paying agent a notice of withdrawal prior to the close of business on the business day immediately preceding the repurchase date, so long as you also convert these debentures prior to the close of business on the business day immediately preceding the repurchase date. Teva Finance will not pay interest accrued and unpaid on any of the debentures you convert.

      A "change of control" will be deemed to have occurred at such time after the original issuance of the debentures when either of the following has occurred:


      o the acquisition by any person, including any syndicate or group deemed to be a "person" under Section 13(d)(3) of the Exchange Act of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of transactions of shares of Teva's capital stock entitling that person to exercise 50% or more of the total voting power of all shares of Teva's capital stock entitled to vote generally in elections of directors, other than any acquisition by Teva, any of its subsidiaries, including Teva Finance, or any employee benefit plans; or

      o Teva's consolidation or merger with or into any other person, any merger of another person into Teva, or any conveyance, transfer, sale, lease or other disposition of all or substantially all of Teva's properties and assets to another person, other than any transaction (A) that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of Teva's capital stock or (B) pursuant to which holders of Teva's capital stock immediately prior to the transaction have the entitlement to exercise, directly or indirectly, 50% or more of the total voting power of all shares of Teva's capital stock entitled to vote generally in the election of directors of the continuing or surviving person immediately after the transaction.


      However, a change of control will be deemed not to have occurred if

      (1) at least 90% of the consideration in the transaction or transactions constituting a change of control consists of securities traded or to be traded immediately following such change of control on a U.S. national securities exchange or the Nasdaq National Market and, as a result of such transaction or transactions, the debentures become convertible solely into such security; or


      (2) the closing sale price per share of Teva's ADRs for any five trading days within:


            o the period of 10 consecutive trading days ending immediately after the later of the change of control or the public announcement of the change of control, in the case of a change of control under the first clause of the definition of change of control above, or

            o the period of 10 consecutive trading days ending immediately before the change of control, in the case of a change of control under the second clause of the definition of change of control above, equals or exceeds 110% of the conversion price of the debentures in effect on each such trading day.

      The beneficial owner shall be determined in accordance with Rule 13d-3 promulgated by the SEC under the Exchange Act. The term "person" includes any syndicate or group which would be deemed to be a "person" under Section 13(d)(3) of the Exchange Act.

      A "termination of trading" will be deemed to have occurred if neither our ADRs nor our ordinary shares are listed for trading on a U.S. national securities exchange, reported on a U.S. national securities system subject to last sale reporting or quoted on the Nasdaq National Market.


      Teva Finance's right to purchase debentures, in whole or in part, with Teva's ADRs is subject to our satisfying various conditions, including the registration of the ADRs under the Securities Act and the Exchange Act, if required.


      If such conditions are not satisfied with respect to a holder prior to the close of business on the purchase date, Teva Finance will pay the purchase price of the debentures of the holder entirely in cash. Teva Finance may not change the form or components or percentages of components of consideration to be paid for the debentures once Teva Finance has given the notice it is required to give to holders of debentures, except as described in the first sentence of this paragraph.

      In connection with any purchase offer, Teva Finance will:

      o comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act which may then be applicable; and

      o  file Schedule 13E-4 or any other required schedule under the Exchange
         Act.

      Teva Finance may, to the extent permitted by applicable law, at any time purchase the debentures in the open market or by tender at any price or by private agreement. Any debenture so purchased may, to the extent permitted by applicable law, be reissued or resold or may be surrendered to the trustee for cancellation. Any debentures surrendered to the trustee may not be reissued or resold and will be canceled promptly.


      The change of control feature of the debentures may in certain circumstances make more difficult or discourage a takeover of Teva and thus, the removal of incumbent management. The repurchase right is not the result of Teva or Teva Finance's knowledge of any effort of any party to accumulate any ADRs or ordinary shares or to obtain control of Teva by means of a merger, tender offer, solicitation, or otherwise, or part of a plan by us to adopt a series of anti-takeover provisions. Instead, this right is the result of negotiations between us and the initial purchasers.


      The foregoing provisions would not necessarily protect holders of the debentures if highly leveraged or other transactions involving us occur that may adversely affect holders.


      Teva Finance's ability to repurchase debentures on November 18, 2007, November 15, 2012 and November 15, 2017, upon the occurrence of a change of control or upon a termination of trading is subject to important limitations. The occurrence of a change of control or a termination of trading could cause an event of default under, or be prohibited or limited by, the terms of debt that Teva may incur in the future. If Teva is restricted from issuing ADRs to pay the repurchase price, as permitted under the indenture, it may not have sufficient financial resources or may not be able to arrange financing to pay the repurchase price in cash. Any failure by Teva to repurchase the debentures when required would result in an event of default under the indenture. Any such default may, in turn, cause a default under other debt that Teva may incur in the future.


Events of Default

      Each of the following constitutes an event of default under the indenture:


      (1) Teva Finance's failure to pay when due the principal of any of the debentures at maturity, upon redemption or exercise of a repurchase right or otherwise;

      (2) Teva Finance's failure to pay an installment of interest on any of the debentures for 30 days after the date when due;

      (3)   Teva's failure to perform its obligations under the guarantee;

      (4) Teva's or Teva Finance's failure to perform or observe any other term, covenant or agreement contained in the debentures or the indenture for a period of 60 days after written notice of such failure, requiring Teva or Teva Finance, as the case may be, to remedy the same, shall have been given to Teva Finance by the trustee or to Teva Finance and the trustee by the holders of at least 25% in aggregate principal amount of the debentures then outstanding;

      (5) Teva's or Teva Finance's default under any Indebtedness(as defined below) for money borrowed by it, the aggregate outstanding principal amount of which is in an amount in excess of $25 million, for a period of 30 days after written notice to Teva Finance by the trustee or to Teva Finance and the trustee by holders of at least 25% in aggregate principal amount of the debentures then outstanding, which default:

            o is caused by Teva or Teva Finance's, as the case may be, failure to pay when due principal or interest on such Indebtedness by the end of the applicable grace period, if any, unless such Indebtedness is discharged; or


            o results in the acceleration of such Indebtedness, unless such acceleration is waived, cured, rescinded or annulled; and


      (6)   Teva or Teva Finance's bankruptcy, insolvency or reorganization.


      The indenture provides that the trustee shall (other than in the case of (6) above, which shall result in the debentures becoming immediately due and payable), within 90 days of the occurrence of a default, give to the registered holders of the debentures notice of all uncured defaults known to it, but the trustee shall be protected in withholding such notice if it, in good faith, determines that the withholding of such notice is in the best interest of such registered holders, except in the case of a default in the payment of the principal or interest on, any of the debentures when due or in the payment of any redemption or repurchase obligation.

      If an event of default shall occur and be continuing, the trustee or the holders of at least 25% in aggregate principal amount of the debentures then outstanding may declare the principal amount of the debentures due and payable together with accrued interest, and then the trustee may, at its discretion, proceed to protect and enforce the rights of the holders of debentures by appropriate judicial proceedings. Such declaration may be rescinded or annulled either with the written consent of the holders of a majority in aggregate principal amount of the debentures then outstanding or a majority in aggregate principal amount of the debentures represented at a meeting at which a quorum is present, in each case upon the conditions provided in the indenture.

      The indenture contains a provision entitling the trustee, subject to the duty of the trustee during default to act with the required standard of care, to be indemnified by the holders of debentures before proceeding to exercise any right or power under the indenture at the request of such holders. The indenture provides that the holders of a majority in aggregate principal amount of the debentures then outstanding through their written consent, or the holders of a majority in aggregate principal amount of the debentures then outstanding represented at a meeting at which a quorum is present by a written resolution, may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred upon the trustee.

      Teva Finance is required to furnish annually to the trustee a statement as to the fulfillment of its obligations under the indenture.

      "Indebtedness" means, with respect to any person:

      (1) any liability for borrowed money, or evidenced by an instrument for the payment of money, or incurred in connection with the acquisition of any property, services or assets(including securities), or relating to a capitalized lease obligation, other than accounts payable or any other indebtedness to trade creditors created or assumed such person in the ordinary course of business in connection with the obtaining of materials or services;

      (2) obligations under exchange rate contracts or interest rate protection agreements;

      (3) any obligations to reimburse the issuer of any letter of credit, surety bond, performance bond or other guarantee of contractual performance;

      (4) any liability of another person of the type referred to in clause(1),(2) or(3) which has been assumed or guaranteed by such person; and

      (5) any obligations described in clauses(1) through(3) secured by any mortgage, pledge, lien or other encumbrance existing on property which is owned or held by such person, regardless of whether the indebtedness or other obligation secured thereby shall have been assumed by such person.

Additional Tax Amounts

      Neither Teva Finance as the issuer nor Teva as the guarantor will withhold or deduct from payments made with respect to the debentures on account of any present or future taxes, duties, assessments or governmental charges imposed by or on behalf of any Netherlands Antilles or Israeli taxing authority unless such withholding or deduction is required by law. In the event that Teva Finance or Teva is required to withhold or deduct on account of any such taxes from any payment made under or with respect to the debentures, Teva Finance or Teva, as the case may be, will pay such additional tax amounts so that the net amount received by each holder of debentures, including those additional tax amounts, will equal the amount that such holder would have received if such taxes had not been required to be withheld or deducted.

      Additional tax amounts will not be payable with respect to a payment made to a holder of debentures to the extent:

      (1)   the holder is:

            o able to avoid such withholding or deduction by making a declaration of non-residence or other claim for exemption to the tax authority, or

            o liable for such taxes, duties, assessments or governmental charges in respect of the debentures by reason of its having some connection with the taxing jurisdiction other than merely by the holding of the debentures;

      (2) of any estate, inheritance, gift, sales, transfer or personal property taxes imposed with respect to the debentures, except as otherwise provided in the indenture; or

      (3) that any such taxes would not have been imposed but for the presentation of such debentures, where presentation is required, for payment on a date more than 30 days after the date on which such payment became due and payable or the date on which such payment is duly provided for, whichever is later, except to the extent that the holder would have been entitled to additional tax amounts had the debentures been presented for payment on any date during such 30-day period.

Consolidation, Merger or Assumption

      Teva Finance may, without the consent of the holders of debentures, consolidate with, merge into or transfer all or substantially all of its respective assets to any other corporation organized under the laws of the Netherlands Antilles provided that:

      o the successor corporation assumes all of the obligations of Teva Finance under the indenture and the debentures; and

      o at the time of such transaction, no event of default, and no event which, after notice or lapse of time, would become an event of default, shall have happened and be continuing.

      Teva may, without the consent of the holders of debentures, consolidate with, merge into or transfer all or substantially all of its respective assets to any other corporation provided that:

      o the successor corporation assumes all of the obligations of Teva under the indenture and the debentures; and

      o at the time of such transaction, no event of default, and no event which, after notice or lapse of time, would become an event of default, shall have happened and be continuing.


      The indenture provides that so long as any debentures are outstanding, all of Teva Finance's membership interests will be owned directly or indirectly by Teva or its successor.


Modifications, Amendments and Meetings

Changes Requiring Approval of Each Affected Holder

      The indenture cannot be modified or amended without the written consent or the affirmative vote of the holder of each debenture affected by such change to:

      o change the maturity of the principal of or any installment of interest on that debenture;

      o  reduce the principal amount of or interest on that debenture;

      o  change the currency of payment of that debenture or interest thereon;

      o impair the right to institute suit for the enforcement of any payment on or with respect to that debenture;


      o modify Teva Finance's obligations to maintain an office or agency in New York City;


      o except as otherwise permitted or contemplated by provisions concerning corporate reorganizations, adversely affect the repurchase option of holders upon a change of control or the conversion rights of holders of the debentures;


      o modify Teva's obligation to own, directly or indirectly, all of Teva Finance's outstanding membership interests;


      o modify the redemption provisions of the indenture in a manner adverse to the holders of debentures;

      o  modify the guarantee;

      o reduce the percentage in aggregate principal amount of debentures outstanding necessary to modify or amend the indenture or to waive any past default; or

      o reduce the percentage in aggregate principal amount of debentures outstanding required for the adoption of a resolution or the quorum required at any meeting of holders of debentures at which a resolution is adopted.

Changes Requiring Majority Approval

      Except as described above, the indenture may be modified or amended either:

      o with the written consent of the holders of at least a majority in aggregate principal amount of the debentures at the time outstanding; or

      o by the adoption of a resolution at a meeting of holders by at least a majority in aggregate principal amount of the debentures represented at such meeting.

Changes Requiring No Approval

      The indenture may be modified or amended by Teva Finance, Teva and the trustee, without the consent of the holder of any debenture, for the purposes of, among other things:


      o adding to Teva or Teva Finance's covenants for the benefit of the holders of debentures;


      o  surrendering any right or power conferred upon Teva or Teva Finance;


      o providing for conversion rights of holders of debentures if any reclassification or change of Teva's ADRs or ordinary shares or any consolidation, merger or sale of all or substantially all of Teva's assets occurs;

      o providing for the assumption of Teva or Teva Finance's obligations to the holders of debentures in the case of a merger, consolidation, conveyance, transfer or lease;


      o reducing the conversion price, provided that the reduction will not adversely affect the interests of the holders of debentures;

      o complying with the requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;


      o making any changes or modifications necessary in connection with the registration of the debentures under the Securities Act as contemplated in the registration rights agreement; provided that such change or modification does not, in the good faith opinion of Teva Finance's board of directors and the trustee, adversely affect the interests of the holders of debentures in any material respect;

      o curing any ambiguity or correcting or supplementing any defective provision contained in the indenture; provided that such modification or amendment does not, in the good faith opinion of Teva Finance's board of directors and the trustee, adversely affect the interests of the holders of debentures in any material respect; or


      o adding or modifying any other provisions which Teva Finance and the trustee may deem necessary or desirable and which will not adversely affect the interests of the holders of debentures.

Meetings

      The indenture contains provisions for convening meetings of the holders of debentures to consider matters affecting their interests.

Quorum

      The quorum at any meeting called to adopt a resolution will be persons holding or representing a majority in aggregate principal amount of the debentures at the time outstanding and, at any reconvened meeting adjourned for lack of a quorum, 25% of the aggregate principal amount.

Satisfaction and Discharge

      Teva Finance and Teva may satisfy and discharge their obligations under the indenture while debentures remain outstanding if:

      o all outstanding debentures will become due and payable at their scheduled maturity within one year; or

      o all outstanding debentures are scheduled for redemption within one year,

and, in either case, Teva Finance has deposited with the trustee an amount sufficient to pay and discharge all outstanding debentures on the date of their scheduled maturity or the scheduled date of redemption.

Governing Law

      The indenture and the debentures are governed by, and construed in accordance with, the law of the State of New York.

Information Concerning the Trustee, Paying Agent and Conversion Agent


      The Bank of New York, as trustee under the indenture, has been appointed by us as paying agent, conversion agent, registrar and custodian with regard to the debentures. The Bank of New York, 101 Barclay Street, New York, New York, 10286, is the depositary for Teva's ADRs. The trustee or its affiliates may from time to time in the future provide banking and other services to us in the ordinary course of their business.


Registration Rights

      When Teva Finance issued the debentures, Teva Finance and Teva entered into a registration rights agreement with the initial purchasers for the benefit of the holders of the debentures. Pursuant to the agreement, Teva Finance and Teva have agreed to, at their expense:

      o use reasonable efforts to keep the registration statement effective until the earliest of:

         o  November 18, 2004;

         o the date when the holders of the debentures and the ADRs issuable upon conversion of the debentures are able to sell all such securities immediately without restriction pursuant to the volume limitation provisions of Rule 144 under the Securities Act; and

         o the date when all of the debentures and the ADRs into which the debentures are convertible that are owned by the holders who complete and deliver in a timely manner the selling securityholder election and questionnaire are registered under the shelf registration statement and disposed of in accordance with the shelf registration statement.

      Each holder must notify Teva Finance not later than three business days prior to any proposed sale by that holder pursuant to the shelf registration statement. This notice will be effective for five business days. Teva Finance may suspend the holder's use of the prospectus for a reasonable period not to exceed 45 days in any 90-day period, and not to exceed an aggregate of 90 days in any 360-day period, if:


      o the prospectus would, in our judgment, contain a material misstatement or omission as a result of an event that has occurred and is continuing; and

      o Teva Finance or Teva reasonably determines that the disclosure of this material non-public information would have a material adverse effect on Teva and its subsidiaries taken as a whole.


      However, if the disclosure relates to a previously undisclosed proposed or pending material business transaction, the disclosure of which would impede Teva Finance or Teva's ability to consummate such transaction, Teva Finance may extend the suspension period from 45 days to 60 days. Each holder, by its acceptance of a debenture, agrees to hold any communication by Teva or Teva Finance in response to a notice of a proposed sale in confidence.


      Upon the initial sale of debentures or ADRs issued upon conversion of the debentures, each selling securityholder will be required to deliver a notice of such sale to the trustee and Teva Finance. The notice will, among other things:

      o identify the sale as a transfer pursuant to the shelf registration statement;

      o certify that the prospectus delivery requirements, if any, of the Securities Act have been complied with; and

      o certify that the selling holder and the aggregate principal amount of debentures or number of shares, as the case may be, owned by such holder are identified in the related prospectus in accordance with the applicable rules and regulations under the Securities Act.

      If, the registration statement ceases to be effective or fails to be usable and

      (1) Teva Finance does not cure the registration statement within five business days by a post-effective amendment or a report filed pursuant to the Exchange Act or

      (2) if applicable, Teva Finance does not terminate the suspension period, described in the preceding paragraph, by the 45th or 60th day, as the case may be (each, a "registration default"),

additional interest (the "Additional Amounts") will accrue on the debentures, from and including the day following the registration default to but excluding the day on which the registration default has been cured. Additional Amounts will be paid semiannually in arrears, with the first semiannual payment due on the first interest payment date, as applicable, following the date on which such Additional Amounts begin to accrue, and will accrue at a rate per year equal to:

      o an additional 0.25% of the principal amount to and including the 90th day following such registration default; and

      o an additional 0.5% of the principal amount from and after the 91st day following such registration default.

      In no event will Additional Amounts accrue at a rate per year exceeding 0.5%. If a holder has converted some or all of its debentures into ADRs, the holder will be entitled to receive equivalent amounts based on the principal amount of the debentures converted. A holder will not be entitled to Additional Amounts unless it has provided all information requested by the questionnaire prior to the twenty business day deadline.

Form, Denomination and Registration

      Denomination and Registration. The debentures were issued in fully registered form, without coupons, in denominations of $1,000 principal amount and whole multiples of $1,000.

      Global Debentures; Book-Entry Form. The debentures are represented by permanent global debentures in definitive, fully registered form without interest coupons. The global debentures were deposited with the trustee as custodian for DTC and registered in the name of a nominee of DTC in New York, New York for the accounts of participants in DTC.

      Upon the initial sales of debentures by the selling securityholders, each selling securityholder must deliver a notice of the sale to the trustee and to us. The notice will, among other things:

      o identify the sale as a transfer under the registration statement of which this prospectus forms a part;

      o certify that the selling securityholder has satisfied any prospectus delivery requirements under the Securities Act, and

      o certify that the selling securityholder and the aggregate principal amount of debentures owned by such holder are identified in the prospectus as required by the applicable rules and regulations under the Securities Act.


      Investors who purchase debentures in offshore transactions in reliance on Regulation S under the Securities Act may hold their interests in the Regulation S global debenture directly through Euroclear and Clearstream, if they are participants in these systems, or indirectly through organizations that are participants in these systems. Euroclear and/or Clearstream will hold interests in the Regulation S global debenture on behalf of their participants through their respective depositaries, which in turn will hold the interests in the Regulation S global debenture in customers' securities accounts in the depositaries' names on the books of DTC. Citibank, N.A., is acting initially as depositary for Clearstream, and The Chase Manhattan Bank is acting initially as depositary for Euroclear.


      Except as set forth below, the global debentures may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee.

      DTC has advised us that it is:

      o a limited purpose trust company organized under the laws of the State of New York;

      o  a member of the Federal Reserve System;

      o a "clearing corporation" within the meaning of the New York Uniform Commercial Code; and


                                      -44

      o a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act.


      DTC was created to hold securities of institutions that have accounts with DTC and to facilitate the clearance and settlement of securities transactions among its participants in securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include:


      o  securities brokers and dealers;

      o  banks;

      o  trust companies; and

      o  clearing corporations.


      Access to DTC's book-entry system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.


      Upon the issuance of the global debentures, DTC credited, on its book-entry registration and transfer system, the respective principal amounts of the individual beneficial interests represented by the global debentures to the accounts of participants. The accounts credited were designated by the initial purchasers of the beneficial interests. Ownership of beneficial interests in the global debentures is limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the global debentures is shown on, and the transfer of those ownership interests will be effected only through, records maintained by DTC (with respect to participants' interests) and the participants (with respect to the owners of beneficial interests in the global debentures other than participants).


      So long as DTC or its nominee is the registered holder and owner of the global debentures, DTC or its nominee, as the case may be, will be considered the sole legal owner of the debentures represented by the global debentures for all purposes under the indenture and the debentures. Except as set forth below, owners of beneficial interests in the global debentures will not be entitled to receive definitive debentures and will not be considered to be the owners or holders of any debentures under the global debentures. Teva Finance understands that under existing industry practice, in the event an owner of a beneficial interest in the global debentures desires to take any action that DTC, as the holder of the global debentures, is entitled to take, DTC would authorize the participants to take the action, and that participants would authorize beneficial owners owning through the participants to take the action or would otherwise act upon the instructions of beneficial owners owning through them. No beneficial owner of an interest in the global debentures will be able to transfer the interest except in accordance with DTC's applicable procedures, in addition to those provided for under the indenture and, if applicable, those of Euroclear and Clearstream.


      Teva Finance will make payments of the principal and interest on the debentures represented by the global debentures registered in the name of and held by DTC or its nominee to DTC or its nominee, as the case may be, as the registered owner and holder of the global debentures.


      Teva Finance expects that DTC or its nominee, upon receipt of any payment of principal or interest in respect of the global debentures, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global debentures as shown on the records of DTC or its nominee. Teva Finance also expects that payments by participants and indirect participants to owners of beneficial interests in the global debentures held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for accounts of customers registered in the names of nominees for these customers. The payments, however, will be the responsibility of the participants and indirect participants, and none of Teva Finance, Teva, the trustee or any paying agent or conversion agent will have any responsibility or liability for:


     o any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the global debentures;

     o maintaining, supervising or reviewing any records relating to the beneficial ownership interests;

     o   any other aspect of the relationship between DTC and its participants;
         or

     o the relationship between the participants and indirect participants and the owners of beneficial interests in the global debentures.

      Unless and until it is exchanged in whole or in part for definitive debentures, the global debentures may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC.

      Participants in DTC will effect transfers with other participants in the ordinary way in accordance with DTC rules and will settle transfers in same-day funds. Participants in Euroclear and Clearstream will effect transfers with other participants in the ordinary way in accordance with the rules and operating procedures of Euroclear and Clearstream, as applicable. If a holder requires physical delivery of a definitive debenture for any reason, including to sell debentures to persons in jurisdictions which require physical delivery or to pledge debentures, the holder must transfer its interest in the global debentures in accordance with the normal procedures of DTC and the procedures set forth in the indenture.

      Cross-market transfers between DTC, on the one hand, and directly or indirectly through Euroclear or Clearstream participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, these cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in the system in accordance with its rules and procedures and within its established deadlines (Brussels time). Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the global debentures in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositaries for Euroclear or Clearstream.

      Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in the global debentures from a DTC participant will be credited during the securities settlement processing day immediately following the DTC settlement date, and the credit of any transactions interests in the global debentures settled during the processing day will be reported to the relevant Euroclear or Clearstream participant on that day. Cash received in Euroclear or Clearstream as a result of sales of interests in the global debentures by or through a Euroclear or Clearstream participant to a DTC participant will be received with value on the DTC settlement date, but will be available in the relevant Euroclear or Clearstream cash account only as of the business day following settlement in DTC.

      Teva Finance expects that DTC will take any action permitted to be taken by a holder of debentures only at the direction of one or more participants to whose accounts at DTC interests in the global debentures are credited and only in respect of the portion of the aggregate principal amount of the debentures as to which the participant or participants has or have given direction. However, if there is an event of default under the debentures, DTC will exchange the global debentures for definitive debentures, which it will distribute to its participants. These definitive debentures are subject to restrictions on registration of transfers and will bear appropriate legends restricting their transfer.

      Although Teva Finance expects that DTC, Euroclear and Clearstream will agree to the foregoing procedures in order to facilitate transfers of interests in the global debentures among participants of DTC, Euroclear, and Clearstream, DTC, Euroclear and Clearstream are under no obligation to perform or continue to perform these procedures, and these procedures may be discontinued at any time. None of Teva Finance, Teva, or the trustee have any responsibility for the performance by DTC, Euroclear or Clearstream or their participants or indirect participants of their obligations under the rules and procedures governing their operations.

      If DTC is at any time unwilling or unable to continue as a depositary for the global debentures or ceases to be a clearing agency registered under the Exchange Act and Teva Finance does not appoint a successor depositary within 90 days, Teva Finance will issue definitive debentures in exchange for the global debentures. The definitive debentures will be subject to restrictions on registration of transfers and will bear appropriate legends concerning these restrictions.

      Definitive Debentures. Definitive debentures may also be issued in exchange for debentures represented by the global debentures if Teva Finance does not appoint a successor depositary as set forth above under "-- Global Debentures; Book-Entry Form" or in other circumstances set forth in the indenture.

                       DESCRIPTION OF TEVA ORDINARY SHARES

      The par value of Teva's ordinary shares is NIS 0.10 and all issued and outstanding ordinary shares are fully paid and non-assessable. Holders of paid-up ordinary shares are entitled to participate equally in the payment of dividends and other distributions and, in the event of liquidation, in all distributions after the discharge of liabilities to creditors.

      Teva's Board of Directors may declare interim dividends and propose the final dividend with respect to any fiscal year out of profits available for dividends after statutory appropriation to capital reserves. Declaration of a final dividend (not exceeding the amount proposed by the Board) requires shareholder approval through the adoption of an ordinary resolution. All ordinary shares represented by the ADRs will be issued in registered form only. Ordinary shares do not entitle their holders to preemptive rights.

      The par value of Teva's ordinary shares is NIS 0.10 per share, and all issued and outstanding ordinary shares are fully paid and non-assessable. Holders of paid-up ordinary shares are entitled to participate equally in the payment of dividends and other distributions and, in the event of liquidation, in all distributions after the discharge of liabilities to creditors.

      Voting is on the basis of one vote per share. An ordinary resolution (for example, resolutions for the approval of final dividends and the appointment of auditors) requires the affirmative vote of a majority of the shares voting in person or by proxy. Certain resolutions (for example, resolutions amending the Articles of Association and authorizing changes in the rights of shareholders) require the affirmative vote of at least 75% of the shares voting in person or by proxy, and certain amendments of the Articles of Association require the affirmative vote of at least 85% of the shares voting in person by proxy.

      Neither Teva's Memorandum or Articles of Association, nor the laws of the State of Israel, restrict in any way the ownership or voting of Teva's ordinary shares by nonresidents or persons who are not citizens of Israel, except with respect to citizens or residents of countries that are in a state of war with Israel.

                   DESCRIPTION OF AMERICAN DEPOSITARY RECEIPTS

      Set forth below is a summary of the Deposit Agreement, as amended, among Teva, The Bank of New York as depositary (the "depositary"), and the holders from time to time of ADRs. This summary is not complete and is qualified in its entirety by the Deposit Agreement, a copy of which has been filed as an exhibit to the registration statement filed on February 15, 2000. Additional copies of the Deposit Agreement are available for inspection at the corporate trust office of the depositary, 101 Barclay Street, New York, New York 10286, and at the principal Tel Aviv office of Bank Leumi Le-Israel Ltd., 2-4 Lilienblum Street, Tel Aviv, Israel, and the principal Tel Aviv office of Israel Discount Bank Limited, 27-31 Yehuda Halevi Street, Tel Aviv, Israel (collectively, the "Custodian").

American Depositary Receipts

      ADRs evidencing a specified number of American Depositary Shares ("ADSs") are issuable by the depositary pursuant to the Deposit Agreement. Each ADS represents one ordinary share of Teva deposited with the Custodian.

Deposit and Withdrawal of Ordinary Shares

      The depositary has agreed that, upon deposit with the Custodian of ordinary shares of Teva accompanied by an appropriate instrument or instruments of transfer or endorsement in form satisfactory to the Custodian and any certificates as may be required by the depositary or the Custodian, the depositary will execute and deliver at its corporate trust office, upon payment of the fees, charges and taxes provided in the Deposit Agreement, to or upon the written order of the person or persons entitled thereto, an ADR registered in the name of such person or persons for the number of ADSs issuable in respect of such deposit.

      Every person depositing ordinary shares under the Deposit Agreement shall be deemed to represent and warrant that such ordinary shares are validly issued, fully paid, nonassessable ordinary shares and that such person is duly authorized to make such deposit, and the deposit of such ordinary shares or sale of ADRs by that person is not restricted under the Securities Act.

      Upon surrender of ADRs at the corporate trust office of the depositary, and upon payment of the fees provided in the Deposit Agreement, ADR holders are entitled to delivery to them or upon their order at the principal office of the Custodian or at the Corporate trust office of the depositary of certificates representing the ordinary shares and any other securities, property or cash that the surrendered ADRs evidence the right to receive. Delivery to the Corporate trust office of the depositary shall be made at the risk and expense of the ADR holder surrendering ADRs.

      The depositary may execute and deliver ADRs prior to the receipt of ordinary shares ("Pre-Release"). The depositary may deliver ordinary shares upon the receipt and cancellation of ADRs that have been Pre-Released, whether or not such cancellation is prior the termination of such Pre-Release or the depositary knows that such ADR has been Pre-Released. Each Pre-Release will be

      (1) accompanied by a written representation from the person to whom ordinary shares or ADRs are to be delivered that such person, or its customer, owns the ordinary shares or ADRs to be remitted, as the case may be,

      (2) at all times fully collateralized with cash or such other collateral as the depositary deems appropriate,

      (3) terminable by the depositary on no more than five (5) business days' notice and


      (4) subject to such further indemnities and credit regulations as the depositary deems appropriate.

      The number of ADRs outstanding at any time as a result of Pre-Releases will not normally exceed thirty percent (30%) of the ordinary shares deposited with the depositary; provided, however, that the depositary reserves the right to change or disregard such limit from time to time as it deems appropriate.

Dividends, Other Distributions and Rights

      The depositary is required to convert or cause to be converted into U.S. dollars, to the extent that in its judgment it can do so on a reasonable basis and can transfer the resulting U.S. dollars to the United States, all cash dividends and other cash distributions denominated in a currency other than U.S. dollars that it receives in respect of the deposited ordinary shares, and to distribute the amount received, net of any expenses incurred by the depositary in connection with conversion, to the holders of ADRs. The amount distributed will be reduced by any amounts to be withheld by Teva or the depositary for applicable taxes net of expenses of conversion into U.S. dollars. See "United States Federal Income Tax Considerations -- Dividends on the ADRs." If the depositary determines that any foreign currency received by it cannot be so converted on a reasonable basis and transferred, or if any required approval or license of any government or agency is denied or not obtained within a reasonable period of time, the depositary may distribute such foreign currency received by it or hold such foreign currency uninvested and without liability for interest thereon for the respective accounts of the ADR holders. If any conversion of foreign currency, in whole or in part, cannot be effected for distribution to some of the holders of ADRs entitled thereto, the depositary may make such conversion and distribution in U.S. dollars to the extent permissible to such holders of ADRs and may distribute the balance of the currency received by the depositary to, or hold such balance uninvested and without liability for interest thereon for the respective accounts of such holders of ADRs.

      If any distribution upon any ordinary shares deposited or deemed deposited under the Deposit Agreement consists of a dividend in, or free distribution of, additional ordinary shares, the depositary shall, only if Teva so requests, distribute to the holders of outstanding ADRs, on a pro rata basis, additional ADRs that represent the number of additional ordinary shares received as such dividend or free distribution subject to the terms and conditions of the Deposit Agreement. In lieu of delivering fractional ADRs in the event of any such distribution, the depositary will sell the amount of additional ordinary shares represented by the aggregate of such fractions and will distribute the net proceeds to holders of ADRs. If additional ADRs are not so distributed, each ADR shall thereafter also represent the additional ordinary shares distributed together with the ordinary shares represented by such ADR prior to such distribution.

      If Teva offers or causes to be offered to the holders of ordinary shares any rights to subscribe for additional ordinary shares or any rights of any other nature, the depositary, after consultation with Teva, shall have discretion as to the procedure to be followed in making such rights available to holders of ADRs or in disposing of such rights for the benefit of such holders and making the net proceeds available to such holders or, if the depositary may neither make such rights available to such holders nor dispose of such rights and make the net proceeds available to such holders, the depositary shall allow the rights to lapse; provided, however, that the depositary will, if requested by Teva, take action as follows:

      (1) if at the time of the offering of any rights the depositary determines in its discretion that it is lawful and feasible to make such rights available to all holders of ADRs or to certain holders of ADRs but not other holders of ADRs, the depositary may distribute to any holder of ADRs to whom it determines the distribution to be lawful and feasible, on a pro rata basis, warrants or other instruments therefor in such form as it deems appropriate or

      (2) if the depositary determines in its discretion that it is not lawful and feasible to make such rights available to certain holders of ADRs, it may sell the rights, warrants or other instruments in proportion to the number of ADRs held by the holder of ADRs to whom it has determined it may not lawfully or feasibly make such rights available, and allocate the net proceeds of such sales (net of the fees of the depositary and all taxes and governmental charges) for the account of such holders of ADRs otherwise entitled to such rights, warrants or other instruments, upon an averaged or other practical basis without regard to any distinctions among such holders of ADRs because of exchange restrictions or the date of delivery of any ADR or otherwise.

      The depositary shall not be responsible for any failure to determine that it may be lawful and feasible to make such rights available to holders of ADRs in general or any holder in particular.

      If a holder of ADRs requests the distribution of warrants or other instruments in order to exercise the rights allocable to the ADSs of such holder, the depositary will make such rights available to such holder upon written notice from Teva to the depositary that Teva has elected in its sole discretion to permit such rights to be exercised and such holder has executed such documents as Teva has determined in its sole discretion are reasonably required under applicable law. Upon instruction pursuant to such warrants or other instruments to the depositary from such holder to exercise such rights, upon payment by such holder to the depositary for the account of such holder of an amount equal to the purchase price of the ordinary shares to be received upon the exercise of the rights, and upon payment of the fees of the depositary as set forth in such warrants or other instruments, the depositary shall, on behalf of such holder, exercise the rights and purchase the ordinary shares, and Teva shall cause the ordinary shares so purchased to be delivered to the depositary on behalf of such holder. As agent for such holder, the depositary will cause the ordinary shares so purchased to be deposited under the Deposit Agreement, and shall issue and deliver to such holder legended ADRs, restricted as to transfer under applicable securities laws.

      The depositary will not offer to the holders of ADRs any rights to subscribe for additional ordinary shares or rights of any other nature, unless and until such a registration statement is in effect with respect to the rights and the securities to which they relate, or unless the offering and sale of such securities to the holders of such ADRs are exempt from registration under the provisions of the Securities Act and an opinion of counsel satisfactory to the depositary and Teva has been obtained.

      If the depositary determines that any distribution of property is subject to any tax or other governmental charge that the depositary is obligated to withhold, the depositary may by public or private sale in Israel dispose of all or a portion of such property in such amounts and in such manner as the depositary deems necessary and practicable to pay any such taxes or charges, and the depositary will distribute the net proceeds of any such sale and after deduction of any taxes or charges to the ADR holders entitled thereto.

      Upon any change in nominal value, change in par value, split-up, consolidation or any other reclassification of ordinary shares, or upon any recapitalization, reorganization, merger or consolidation or sale of assets affecting Teva or to which it is a party, any securities that shall be received by the depositary or the Custodian in exchange for or in conversion of or in respect of ordinary shares shall be treated as newly deposited ordinary shares under the Deposit Agreement, and ADRs shall thenceforth represent the new ordinary shares so received in respect of ordinary shares, unless additional ADRs are delivered or the depositary calls for the surrender of outstanding ADRs to be exchanged for new ADRs.

Record Dates

      Whenever any cash dividend or other cash distribution shall become payable, any distribution other than cash shall be made or rights shall be issued with respect to the ordinary shares, or whenever for any reason the depositary causes a change in the number of ordinary shares that are represented by each ADR, or whenever the depositary shall receive notice of any meeting of holders of ordinary shares, the depositary shall fix a record date

      (1)   for the determination of the holders of ADRs who shall be entitled

            o to receive such dividend, distribution or rights, or the net proceeds of the sale, or

            o to give instructions for the exercise of voting rights at any such meeting, or

      (2) on or after which each ADS will represent the changed number of ordinary shares.

Reports and Other Communications


      Teva will furnish to the depositary and the Custodian all notices of shareholders' meetings and other reports and communications that are made generally available to the holders of ordinary shares and English translations of the same. The depositary will make such notices, reports and communications available for inspection by ADR holders at its corporate trust office when furnished by Teva pursuant to the Deposit Agreement and, upon request by Teva, will mail such notices, reports and communications to ADR holders at Teva's expense.


Voting of the Underlying Ordinary Shares

      Upon receipt of notice of any meeting or solicitation of consents or proxies of holders of ordinary shares, if requested in writing, the depositary shall, as soon as practicable thereafter, mail to the ADR holders a notice containing

      (1) such information as is contained in the notice received by the depositary and


      (2) a statement that the holders of ADRs as of the close of business on a specified record date will be entitled, subject to applicable law and the provisions of Teva's Memorandum and Articles of Association, to instruct the depositary as to the exercise of voting rights, if any, pertaining to the amount of ordinary shares represented by their respective ADSs.

      Upon the written request of an ADR holder on such record date, received on of before the date established by the depositary for such purpose, the depositary shall endeavor, insofar as is practicable and permitted under applicable law and the provisions of Teva's Memorandum and Articles of Association, to vote or cause to be voted the amount of ordinary shares represented by the ADRs in accordance with the instructions set forth in such request. If no instructions are received by the depositary from a holder of an ADR, the depositary shall give a discretionary proxy for the ordinary shares represented by such holder's ADR to a person designated by Teva.


Amendment and Termination of the Deposit Agreement

      The form of the ADRs and the terms of the Deposit Agreement may at any time be amended by written agreement between Teva and the depositary. Any amendment that imposes or increases any fees or charges (other than taxes or other governmental charges), or that otherwise prejudices any substantial existing right of holders of ADRs shall, however, not become effective until the expiration of three months after notice of such amendment has been given to the holders of outstanding ADRs. Every holder of an ADR at the time such amendment becomes effective will be deemed, by continuing to hold such ADR, to consent and agree to such amendment and to be bound by the Deposit Agreement as amended thereby. In no event will any amendment impair the right of any ADR holder to surrender the ADRs held by such holder and receive therefore the underlying ordinary shares and any other property represented thereby, except in order to comply with mandatory provisions of applicable law.

      Whenever so directed by Teva, the depositary has agreed to terminate the Deposit Agreement by mailing notice of such termination to the holders of all ADRs then outstanding at least 30 days prior to the date fixed in such notice for such termination. The depositary may likewise terminate the Deposit Agreement if at any time 60 days shall have expired after the depositary shall have delivered to the holders of all ADRs then outstanding and Teva a written notice of its election to resign and a successor depositary shall not have been appointed and accepted its appointment.

      On and after the date of termination, an ADR holder, upon surrender of such ADR at the Corporate trust office of the depositary, upon payment of the fees of the depositary, and upon payment of any applicable tax or governmental charges, will be entitled to delivery to him or upon his order of the amount of ordinary shares and other property represented by such ADR. If any ADRs remain outstanding after the date of termination, the depositary thereafter will discontinue the registration of transfers of ADRs, will suspend the distribution of dividends to the holders and will not give any further notices or perform any further acts under the Deposit Agreement, except

      (1)   the collection of dividends and other distributions,

      (2)   the sale of rights and other property, and

      (3) the delivery of ordinary shares, together with any dividends or other distributions received with respect thereto and the net proceeds of the sale of any rights or other property, in exchange for surrendered ADRs, subject to the terms of the Deposit Agreement.

      At any time after the expiration of one year from the date of termination, the depositary may sell the underlying ordinary shares and hold uninvested the net proceeds, together with any cash then held by it under the Deposit Agreement, unsegregated and without liability for interest, for the pro rata benefit of the holders of ADRs that have not theretofore surrendered their ADRs and such holders shall become general creditors of the depositary with respect to such net proceeds. After making such sale, the depositary shall be discharged from all obligations under the Deposit Agreement, except to account for net proceeds and other cash (after deducting fees of the depositary) and except for obligations for indemnification set forth in the Deposit Agreement. Upon the termination of the Deposit Agreement, Teva will also be discharged from all obligations thereunder, except for certain obligations to the depositary.

Charges of Depositary

      Teva will pay the fees, reasonable expenses and out-of-pocket charges of the depositary and those of any registrar only in accordance with agreements in writing entered into between the depositary and Teva from time to time. The following charges shall be incurred by any party depositing or withdrawing ordinary shares or by any party surrendering ADRs or to whom ADRs are issued (including, without limitation, issuance pursuant to a stock dividend or stock split declared by Teva or an exchange of stock regarding the ADRs or deposited ordinary shares or a distribution of ADRs pursuant to the terms of the Deposit Agreement):

      (1) the fees of the depositary for the execution and delivery, transfer, or surrender of ADRs, or the making of any cash distribution, pursuant to the Deposit Agreement,

      (2)   any applicable taxes and other governmental charges,

      (3)   any applicable transfer or registration fees,

      (4) certain cable, telex and facsimile transmission charges as provided in the Deposit Agreement,

      (5)   any expenses incurred in the conversion of foreign currency,

      (6) a fee of $5.00 or less per 100 ADRs (or a portion of such amount of ADRs) for the delivery of ADRs in connection with the deposit of ordinary shares or distributions on ordinary shares on the surrender of ADRs and

      (7) a fee not in excess of $1.50 or less per certificate for an ADR or ADRs for transfers made pursuant to the Deposit Agreement.

      The depositary may own and deal in any class of securities of Teva and its affiliates and in ADRs.

Liability of Holders for Taxes, Duties or Other Charges

      Any tax or other governmental charge with respect to ADRs or any deposited ordinary shares represented by any ADR shall be payable by the holder of such ADR to the depositary. The depositary may refuse to effect transfer of such ADR or any withdrawal of deposited ordinary shares represented by such ADR until such payment is made, and may withhold any dividends or other distributions or may sell for the account of the holder any part or all of the deposited ordinary shares represented by such ADR and may apply such dividends or distributions or the proceeds of any such sale in payment of any such tax or other governmental charge and the holder of such ADR shall remain liable for any deficiency.

Transfer of American Depositary Receipts

      The ADRs are transferable on the books of the depositary, except during any period when the transfer books of the depositary are closed, or if any such action is deemed necessary or advisable by the depositary or Teva at any time or from time to time because of any requirement of law or of any government or governmental body or commission or under any provision of the Deposit Agreement. The surrender of outstanding ADRs and withdrawal of deposited ordinary shares may not be suspended subject only to


      (1) temporary delays caused by closing the transfer books of the depositary or Teva, the deposit of ordinary shares in connection with voting at a shareholders' meeting or the payment of dividends,


      (2)   the payment of fees, taxes and similar charges and

      (3) compliance with the United States or foreign laws or governmental regulations relating to the ADRs or to the withdrawal of the deposited ordinary shares.

      The depositary shall not knowingly accept for deposit under the Deposit Agreement any ordinary shares required to be registered under the provisions of the Securities Act, unless a registration statement is in effect as to such ordinary shares. As a condition to the execution and delivery, registration of transfer, split-up, combination or surrender of any ADR or withdrawal of ordinary shares, the depositary, the Custodian or the registrar may require payment from the person presenting the ADR or the depositor of the ordinary shares of a sum sufficient to reimburse it for any tax or other governmental charge and any stock transfer or registration fee with respect thereto, payment of any applicable fees payable by the holders of ADRs, may require the production of proof satisfactory to the depositary as to the identity and genuineness of any signature and may also require compliance with any regulations the depositary may establish consistent with the provisions of the Deposit Agreement. The depositary may refuse to execute and deliver ADRs, register the transfer of any ADR or make any distribution on, or related to, ordinary shares until it or the Custodian has received proof of citizenship or residence, exchange control approval or other information as it may deem necessary or proper. Holders of ADRs may inspect the transfer books of the depositary at any reasonable time, provided, that such inspection shall not be for the purpose of communicating with holders of ADRs in the interest of a business or object other than Teva's business or a matter related to the Deposit Agreement or ADRs.


General


      Neither the depositary nor Teva nor any of their directors, officers, employees, agents or affiliates will be liable to the holders of ADRs if by reason of any present or future law or regulation of the United States or any other country or of any government or regulatory authority or any stock exchange, any provision, present or future, of Teva's Memorandum and Articles of Incorporation or any circumstance beyond its control, the depositary or Teva or any of their respective directors, officers, employees, agents or affiliates is prevented or delayed in performing its obligations or exercising its discretion under the Deposit Agreement or is subject to any civil or criminal penalty on account of performing its obligations. The obligations of Teva and the depositary under the Deposit Agreement are expressly limited to performing their obligations specifically set forth in the Deposit Agreement without negligence or bad faith.

                 UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

      The following is the opinion of Willkie Farr & Gallagher, U.S. counsel to Teva, as to the material United States federal income and estate tax considerations relating to the purchase, ownership and disposition of the debentures and ADRs. It is not, however, a complete analysis of all the potential tax considerations. This opinion is based on the provisions of the United States Internal Revenue Code (the "Code"), the applicable Treasury Regulations, judicial authority and current administrative rulings and practice, all of which are subject to change, possibly on a retroactive basis.

      Unless otherwise stated, this opinion deals only with United States Holders. The term "United States Holder" means a beneficial holder of a debenture or ADR that is, for United States federal income tax purposes,

      (1)   a citizen or resident of the United States,


      (2) a corporation or any other entity taxable as a corporation created or organized under the laws of the United States or any of its political subdivisions,

      (3) an estate, the income of which is includable in gross income for U.S. federal income tax purposes regardless of its source, or

      (4) a trust, if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust.


      The term "Non-United States Holder" means a beneficial holder of a debenture or ADR that is not a United States Holder.

      This opinion deals only with holders that will hold debentures and ADRs into which the debentures may be converted as "capital assets" (within the meaning of Section 1221 of the Code). This opinion does not deal with all aspects of United States federal income taxation that might be relevant to particular holders in light of their personal investment circumstances or status, nor does it address tax considerations applicable to investors that may be subject to special tax rules, such as certain financial institutions, tax-exempt organizations, S corporations, insurance companies, broker-dealers, dealers or traders in securities or currencies, expatriates subject to Code
Section 877 and taxpayers subject to the alternative minimum tax. It also does not discuss debentures held as part of a hedge, straddle, "synthetic security" or other integrated investment composed of a debenture and one or more other investments, or situations in which the functional currency of the holder is not the United States dollar. Moreover, it does not discuss the effect of any applicable state, local or foreign tax laws. Teva has not sought any ruling from the Internal Revenue Service (the "IRS") with respect to the statements made in this opinion, and cannot assure you that the IRS will agree with such statements. The following discussion is for general information only. Investors considering the purchase of debentures should consult their own tax advisors with respect to the application of the United States federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction or under any applicable tax treaty.

Bond Premium

      A United States Holder who purchases a debenture at a cost in excess of its principal amount will be considered to have purchased the debenture at a premium, commonly referred to as a "bond premium."

      In certain circumstances, a United States Holder who purchases a debenture at a bond premium may be able to amortize such premium so as to offset interest income payable in respect of the debenture. For this purpose, a holder must bifurcate the amount it paid for the debenture into

      (1)   the amount paid for the underlying debt instrument and

      (2)   the amount paid for the right to convert the debenture into equity.

      If the amount paid for the underlying debt instrument is in excess of the debenture's principal amount, then such excess may be amortized if the United States Holder who purchases the debenture makes an election, applicable to all debentures held by such holder, to amortize such premium, using a constant yield method, over

      (1)   the remaining term of the debenture or

      (2) if a smaller amortization allowance would result, by computing such allowance with reference to the amount payable on an earlier call date, and by amortizing such allowance over the shorter period to such call date.

      If the bond premium is amortized, the amount of interest that must be included in the United States Holder's income for each period ending on an interest payment date or at the stated maturity, as the case may be, will be reduced by the portion of the premium allocable to such period. If an election to amortize bond premium is not made, a United States Holder must include the full amount of each interest payment in income in accordance with its regular method of accounting and will receive a tax benefit from the premium only in computing such United States Holder's gain or loss upon the sale or other disposition or payment of the principal amount of the debenture.

Market Discount

      If a United States Holder purchases, subsequent to its original issuance, a debenture for an amount that is less than its principal amount as of the purchase date, the amount of the difference generally will be treated as "market discount," unless such difference is less than a specified de minimis amount. A United States Holder must treat any gain recognized on the sale, exchange, redemption, retirement or other disposition of the debentures as ordinary income to the extent of the accrued market discount that has not previously been included in income. In addition, a United States Holder may be required to defer, until the maturity date of the debenture or its earlier disposition in a taxable transaction, the deduction of all or a portion of the interest expense on any indebtedness incurred or continued to purchase or carry such debenture.

      Any market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the debenture, unless the United States Holder elects to accrue market discount on a constant interest method. A United States Holder of a debenture may elect to include market discount in income currently as it accrues (under either the ratable or constant interest method). This election to include market discount currently, once made, applies to all market discount obligations acquired by such holder in or after the first taxable year to which the election applies and may not be revoked without the consent of the IRS. If the United States Holder of debentures makes such an election, the foregoing rules with respect to the recognition of ordinary income on sales and other dispositions of such instruments, and with respect to the deferral of interest deductions on debt incurred or maintained to purchase or carry such debt instruments would not apply.

Payment of Interest


      A United States Holder must generally include interest on a debenture in its ordinary income at the time such interest is received or accrued, in accordance with such United States Holder's method of accounting for United States federal income tax purposes.


Sale, Exchange or Redemption of the Debentures

      Upon the sale, exchange or redemption of a debenture, a United States Holder generally will recognize capital gain or loss equal to the difference between

      (1) the amount of cash proceeds and the fair market value of any other property received on the sale, exchange or redemption (except to the extent such amount is attributable to accrued and unpaid interest, which is treated as interest subject to the rules discussed above under "Payment of Interest") and


      (2)   such holder's adjusted tax basis in the debenture.

      A United States Holder's adjusted tax basis in a debenture generally will equal the cost of the debenture to such holder. Such capital gain or loss will be long-term capital gain or loss if the United States Holder's holding period in the debenture is more than one year at the time of sale, exchange or redemption.


Conversion of the Debentures

      Upon the conversion of a debenture into ADRs, a United States Holder generally will recognize capital gain or loss equal to the difference between

      (1) the sum of the fair market value of the ADRs received upon conversion (except to the extent such amount is attributable to accrued and unpaid interest, which is treated as interest subject to the rules discussed above under "Payment of Interest") and any cash received in lieu of fractional ADRs; and


      (2)   such holder's adjusted tax basis in the debenture.

      A United States Holder's adjusted tax basis in a debenture generally will equal the cost of the debenture to such holder. Such capital gain or loss will be long-term capital gain or loss if the United States Holder's holding period in the debenture is more than one year at the time of conversion.

      Upon conversion of a debenture into ADRs, a United States Holder will generally take a basis in such ADRs equal to their fair market value at the time of conversion (less amounts attributable to accrued but unpaid interest). The United States Holder's holding period in such ADR will generally start on the day after the date of the conversion.


      It is possible, however, that the conversion of a debenture into ADRs would not be a taxable transaction for a United States holder, and such holder
(1) would have a basis in the ADRs equal to its basis in the debenture and (2) would include its holding period in the debenture in its holding period in the ADRs. You are encouraged to consult your own tax advisor concerning this possible treatment.

Additional Amounts

      We intend to take the position that the possibility that holders of debentures

      (1) would have been paid Additional Amounts due to a failure to register within the prescribed time periods, or

      (2) ..will be paid Additional Amounts due to a registration default was a remote or incidental contingency as of the issue date of the debentures, within the meaning of the applicable Treasury Regulations. Accordingly, any Additional Amount should be taxable to a United States Holder as ordinary income at the time it accrues or is received in accordance with such United States Holder's regular method of tax accounting. Our determination that the payment of Additional Amounts is a remote or incidental contingency is binding upon all holders of the debentures, unless a holder properly discloses to the IRS that it is taking a contrary position.


Interest Rate Reset

      We intend to take the position that the possibility of an interest rate reset as described under "Description of the Debentures and the Guarantee -- Interest Rate Adjustments" is a remote contingency as of the issue date of the debentures within the meaning of the applicable Treasury Regulations. Under this approach, if an interest rate reset occurs, interest paid at the Adjusted Interest Rate would be treated as interest on the debentures that is subject to the same rules as described under "-- Payments of Interest." Our determination that the possibility of an interest rate reset is a remote contingency is binding upon all holders of the debentures, unless a holder properly discloses to the IRS that it is taking a contrary position.

Dividends on the ADRs


      The amount of any distribution paid to a United States. Holder in respect of the ADRs, including any Israeli taxes withheld from the amount of such distribution, will be subject to U.S. federal income taxation as ordinary income to the extent paid out of current or accumulated earnings and profits, determined for U.S. federal income tax purposes. The amount of any distribution of property other than cash will be the property's fair market value on the date of the distribution. To the extent that an amount received by a United States Holder exceeds that United States Holder's allocable share of current and accumulated earnings and profits, such excess will be applied first to reduce that United States Holder's tax basis in the shares and then, to the extent the distribution exceeds that United States Holder's tax basis, will be treated as capital gain. Any dividend received will not be eligible for the dividends-received deduction generally allowed to U.S. corporations in respect of dividends received from U.S. corporations.

      United States Holders may claim the amount of any Israeli income taxes withheld as either a deduction from gross income or as a dollar-for-dollar credit against their U.S. federal income tax liability. Individuals who do not claim itemized deductions but instead utilize the standard deduction may not claim the amount of the Israeli income taxes withheld as a deduction from their gross income, but such amounts may be taken as a credit against the individual's U.S. federal income tax liability. The Code sets forth complex limitations on the amount of the credit, which varies in application from taxpayer to taxpayer. These limitations include rules which limit foreign tax credits allowable for specific classes of income to the amount of U.S. federal income taxes otherwise payable on each class of income. The total amount of allowable foreign tax credits in any year may not exceed the pre-credit U.S. tax liability for the year attributable to foreign source taxable income. However, pursuant to a de minimis exception certain individuals may claim a credit of up to $300 ($600 for joint filers) without being subject to these limitations.

      U.S. tax law provides that foreign tax credits are not allowed for withholding taxes imposed in respect of short-term or hedged positions in securities or in respect of arrangements in which a U.S. Holder's expected economic benefit, after non-U.S. taxes, is insubstantial. U.S. Holders should consult their tax advisors concerning the application of these rules in light of their particular circumstances.


Adjustment of Conversion Price

      If at any time (1) Teva distributes cash or property to its stockholders or purchases ADRs and such distribution or purchase would be taxable to such stockholders as a dividend for United States federal income tax purposes (e.g., distributions of evidences of indebtedness or assets of ours, but generally not stock dividends or rights to subscribe for ADRs) and, pursuant to the antidilution provisions of the indenture, the conversion price of the debentures is decreased, or (2) the conversion price of the debentures is decreased at our discretion, such decrease in conversion price may be deemed to be the payment of a taxable dividend to United States Holders of debentures (pursuant to Section 305 of the Code) to the extent of our current or accumulated earnings and profits as determined for United States federal income tax purposes. Such holders of debentures could therefore have taxable income as a result of an event pursuant to which they received no cash or other property.

Sale of ADRs


      Upon the sale or exchange of ADRs, a United States Holder generally will recognize capital gain or loss equal to the difference between (1) the amount of cash and the fair market value of any property received upon the sale or exchange and (2) such holder's adjusted tax basis in the ADRs. Such capital gain or loss will be long-term if the United States Holder's holding period in an ADR is more than one year at the time of the sale or exchange. A United States Holder's basis and holding period in an ADR received upon conversion of a debenture are determined as discussed above under "-- Conversion of the Debentures."

      The surrender of ADRs in exchange for ordinary shares, or vice versa, will not be a taxable event for U.S. federal income tax purposes, and U.S. Holders will not recognize any gain or loss upon such an exchange.


Information Reporting and Backup Withholding Tax


      In general, certain information is required to be reported by a payor to the IRS with respect to payments of principal and interest on a debenture (including the payment of Additional Amounts), payments of dividends on ADRs, payments of the proceeds of the sale of a debenture and payments of the proceeds of the sale of ADRs to certain noncorporate United States Holders. The payor will be required to withhold backup withholding tax at a rate of 31% if (a) the payee fails to furnish a taxpayer identification number to the payor or establish an exemption from backup withholding, (b) the IRS notifies the payor that the taxpayer identification number furnished by the payee is incorrect, (c) there has been a notified payee underreporting with respect to interest or dividends described in Section 3406(c) of the Code or (d) there has been a failure of the payee to certify under the penalty of perjury that the payee is not subject to backup withholding under the Code. Any amounts withheld under the backup withholding rules from a payment to a United States Holder will be allowed as a credit against such holder's United States federal income tax liability and may entitle the holder to a refund, provided that the required information is furnished to the IRS.

Non-United States Holders

      Teva Finance intends to operate so that it will not be treated as engaged in the conduct of a United States trade or business. Accordingly, a non-United States Holder will not be subject to withholding of United States federal income tax on payments in respect of the debentures.

      A non-United States Holder will not be subject to United States federal income or withholding tax on gain realized on the sale or exchange of the debentures, unless (1) such gain is effectively connected with the conduct by the non-United States Holder or a trade or business in the United States or (2) in the case of gain realized by an individual non-United States Holder, the non-United States Holder is present in the United States for 183 days or more in the taxable year of the sale or certain other conditions are met.

                               ISRAELI TAX ISSUES


      The following is a summary of the tax structure applicable to corporations in Israel and their shareholders, with special reference to its effect on Teva. See Note 10 of the notes to Teva's consolidated financial statements for the year ended December 31, 2002 incorporated by reference in this prospectus. The following is not intended, and should not be construed, as legal or professional tax advice and is not exhaustive of all possible tax considerations.


Corporate Tax Rate


      The regular corporate tax rate in Israel is 36% for undistributed earnings. However, Teva's effective consolidated tax rates (before deduction of one-time charges) for the years ended December 31, 2000, 2001 and 2002 were 24.4%, 19.6%, and 17.0%, respectively, since part of Teva's income is derived from Approved Enterprises (as discussed below) and operations outside of Israel.

Law for the Encouragement of Industry (Taxes), 1969 (the "Industry Encouragement Law")

      Teva and certain of its Israeli subsidiaries currently qualify as Industrial Companies pursuant to the Industry Encouragement Law. As such, Teva and these subsidiaries qualify for certain tax benefits, including a deduction of 12.5% per annum of the purchase price of a good-faith acquisition of a patent or of certain other intangible property rights and the right to file consolidated tax returns. Currently, Teva files consolidated tax returns together with certain Israeli subsidiaries. The tax laws and regulations dealing with the adjustment of taxable income for local inflation provide that industrial enterprises such as those of Teva and its subsidiaries which qualify as Industrial Companies can claim special rates of depreciation such as up to 40% on a straight line basis for industrial equipment.

      Eligibility for the benefits under the Industry Encouragement Law is not subject to receipt of prior approval from any government authority. Teva cannot assure you that Teva or any of its Israeli subsidiaries which presently qualify as "Industrial Companies" will continue to qualify as such in the future, or that the benefits will be granted in the future.

Law for the Encouragement of Capital Investments, 1959 (the "Investment Law")

      Industrial projects of Teva and certain of its Israeli subsidiaries have been granted the status of an "Approved Enterprise" under the Investment Law. This law provides that capital investments in production facilities may, upon application to the Israel Investment Center, be designated as an Approved Enterprise. Each certificate of approval for an Approved Enterprise relates to a specific investment program delineated both by its financial scope, including its capital sources, and by its physical characteristics, i.e., the equipment to be purchased and utilized pursuant to the program. The tax benefits derived from any such certificate of approval relate only to taxable profits attributable to the specific program, based upon criteria set in the certificate of approval. In addition, certain financial benefits are available (as discussed below). In the event that Teva and its subsidiaries which have been granted Approved Enterprise status are operating under more than one approval or that their capital investments are only partly approved (a "Mixed Enterprise"), their effective corporate tax rate will be the result of a weighted combination of the various applicable rates.


      Income derived from an Approved Enterprise is subject to a tax rate of 25%, rather than the usual rate of 36%, for a period of seven years, commencing with the year in which the Approved Enterprise first generates taxable income. This period cannot extend beyond 12 years from the year of commencement of operations or 14 years from the year in which approval was granted, whichever is earlier.

      Teva is a "Foreign Investors Company" ("FIC"), as defined by the Investment Law, and is entitled to further reductions in the tax rate normally applicable to Approved Enterprises. Because its current level of foreign ownership is more than 49%, its Approved Enterprise income is taxable at a 20% rate. The period of such benefit is ten years, commencing with the year in which the Approved Enterprise first generates taxable income. This ten-year period cannot extend beyond 12 years from the year of commencement of operations or 14 years from the year in which approval was granted, whichever is earlier. Unless extended, FIC benefits are granted to enterprises seeking approval not later than December 31, 2002. We cannot assure you that Teva will continue to qualify as an FIC in the future, or that the benefits will be granted in the future.

      Most of the projects of Teva and certain of its subsidiaries were granted Approved Enterprise status for which the companies elected to apply for alternative tax benefits -- waiver of grants in return for tax exemptions on undistributed income. Upon distribution of such exempt income, the distributing company will be subject to corporate tax at the rate ordinarily applicable to the Approved Enterprise's income. Such tax exemption on undistributed income is for a period limited to two to ten years, depending upon the location of the enterprises. During the remainder of the benefits period (until expiration of ten years), a corporate tax rate of 20% as above will apply.

      Dividends paid by companies owning Approved Enterprises, the source of which is income derived from an Approved Enterprise during the benefits period, are generally taxed at a rate of 15% (which is withheld and paid by the company paying the dividend) if such dividends are paid during the benefits period or at any time up to 12 years thereafter. The 12-year limitation does not apply to a FIC.


Taxation of Non-Israeli Subsidiaries

      Non-Israeli subsidiaries are generally taxed based upon tax laws applicable in their countries of residence.

Income Taxes on Interest Payable by Teva to Non-Israeli Residents

      An Israeli company paying interest on a debenture to a non-Israeli resident is subject to a 25% withholding tax. Taxes to be withheld from non-Israeli residents with respect to interest received from Teva may be reduced under an applicable tax treaty. The aforementioned tax will only apply if Teva as a guarantor pays interest on the debentures.


      In the event that interest is paid by Teva as a guarantor to a United States resident entitled to the reduced tax rate under the U.S.-Israel tax treaty, then the tax rate on such gross interest amounts shall not exceed 17.5%.


      Teva and Teva Finance have agreed to pay certain additional amounts in connection with withholding taxes or deductions that may be imposed by Israeli or Netherlands Antilles authorities. See "Description of the Debentures and the Guarantees -- Additional Tax Amounts."

Income Taxes on Dividends Distributed by Teva to Non-Israeli Residents


      Dividends distributed by an Israeli company to non-Israeli residents are subject to a 25% tax to be withheld at source (15% in the case of dividends distributed from the taxable income attributable to an Approved Enterprise), unless a different rate is provided in a treaty between Israel and the shareholder's country of residence.

      Under the U.S.-Israel Tax Treaty, the maximum Israeli tax and withholding tax on dividends paid to a holder of ordinary shares who is a resident of the U.S. is generally 25%, but is reduced to 12.5% if the dividends are paid to a corporation that holds in excess of 10% of the voting rights of Teva during Teva's taxable year preceding the distribution of the dividend and the portion of Teva's taxable year in which the dividend was distributed. Dividends of an Israeli company derived from the income of an Approved Enterprise will still be subject to a 15% dividend withholding tax. The withheld tax is the final tax in Israel on dividends paid to non-residents who do not conduct a business in Israel.


      A non-resident of Israel who has interest or dividend income derived from or accrued in Israel, from which tax was withheld at the source, is generally exempt from the duty to file tax returns in Israel in respect of such income, provided such income was not derived from a business conducted in Israel by the taxpayer.

Capital Gains and Income Taxes Applicable to Non-Israeli Shareholders


      Israeli law generally imposes a capital gains tax on the sale of securities and any other capital asset. The basic capital gains tax rate applicable to corporations effective until December 31, 2002 had been 36%, and the maximum tax rate for individuals had been 50%. Effective January 1, 2003, the capital gains tax rate imposed upon sale of capital assets acquired after that date has been reduced to 25%; capital gains accrued from assets acquired before that date are subject to a blended tax rate based on the relative periods of time before and after that date that the asset was held.

      In addition, if the ordinary shares are traded on the Tel Aviv Stock Exchange (or listed on a stock exchange recognized by the Israeli Ministry of Finance), gains on the sale of ordinary shares held by non-Israeli tax resident investors will generally be exempt from Israeli capital gains tax. Notwithstanding the foregoing, dealers in securities in Israel are taxed at regular tax rates applicable to business income.

      The U.S.-Israeli Tax Treaty exempts U.S. residents who hold an interest of less than 10% in an Israeli company, including Teva, and who held an interest of less than 10% during the 12 months prior to a sale of their shares, from Israeli capital gains tax in connection with such sale. Certain other tax treaties to which Israel is a party also grant exemptions from Israeli capital gains taxes.


Recent Tax Reform Legislation


      In July 2002, the Israeli Parliament approved a law enacting extensive changes to Israel's tax law (the "Tax Reform Legislation") generally effective January 1, 2003. Among the key provisions of the Tax Reform Legislation are (i) changes which may result in the imposition of taxes on dividends received by an Israeli company from its foreign subsidiaries; and (ii) the introduction of the "controlled foreign corporation" concept according to which an Israeli company may become subject to Israeli taxes on certain income of a non-Israeli subsidiary if the subsidiary's primary source of income is passive income (such as interest, dividends, royalties, rental income or capital gains). An Israeli company that is subject to Israeli taxes on the income of its non-Israeli subsidiaries will receive a credit for income taxes paid by the subsidiary in its country of residence.

                         NETHERLANDS ANTILLES TAX ISSUES

      The following general summary is based upon the tax laws of the Netherlands Antilles as in effect on the date of this prospectus and is subject to any change that may come into effect after that date. You are advised to consult your own tax advisers as to the tax consequences, under the tax laws of the country of which you are resident, of a purchase of debentures, including, without limitation, the consequences of receipt of interest and sale, redemption or conversion of the debentures.

      Payments of principal and interest by Teva Finance to a holder of the debentures who is a non-resident of the Netherlands Antilles and who during the fiscal year has not engaged in a trade or business through a permanent establishment within the Netherlands Antilles will not be subject to Netherlands Antilles income tax or withholding tax or deduction of, for or on account of any taxes of whatsoever nature imposed, levied, withheld or assessed by the Netherlands Antilles or any Netherlands Antilles political subdivision or taxing authority.

      A holder of the debentures who is a non-resident as to the Netherlands Antilles and who during the fiscal year has not engaged in a trade or business through a permanent establishment within the Netherlands Antilles will not be subject to Netherlands Antilles income tax on gains realized during that year on sale or redemption of the debentures.

      The debentures will not be subject to inheritance taxes imposed by the Netherlands Antilles, or by any Netherlands Antilles political subdivision or taxing authority, if held by persons not domiciled in the Netherlands Antilles at the time of death.

      The debentures will not be subject to gift taxes imposed by the Netherlands Antilles, or by any Netherlands Antilles political subdivision or taxing authority, if such holder at the time of the gift is a non-resident of the Netherlands Antilles.

      Teva and Teva Finance have agreed to pay certain additional amounts in connection with withholding taxes or deductions that may be imposed by Netherlands Antilles or Israeli authorities. See "Description of the Debentures and the Guarantees -- Additional Tax Amounts."

                             SELLING SECURITYHOLDERS

      The debentures were originally issued by Teva Finance and sold by Lehman Brothers Inc. and Salomon Smith Barney Inc., as the initial purchasers, in transactions exempt from the registration requirements of the Securities Act pursuant to Rule 144A and Regulation S of the Securities Act. Selling securityholders, including their transferees, pledges or donees or their successors, may from time to time offer and sell any or all of the debentures and ADRs into which the debentures are convertible.

      The selling securityholders have represented to us that they purchased the debentures and the ADRs issuable upon conversion of the debentures for their own account for investment only and not with a view toward selling or distributing them, except through sales registered under the Securities Act or in transactions exempt from registration under the Securities Act. We agreed with the selling securityholders to file this registration statement to register the resale of the debentures and the ADRs. We agreed to prepare and file all necessary amendments and supplements to the registration statement to keep it effective until such time as described under "Description of Debentures and the Guarantee - Registration Rights."


      The following table shows information with respect to the selling securityholders and the principal amounts of debentures and ADRs they beneficially own that may be offered under this prospectus. The information is based on information provided to us by or on behalf of the selling securityholders.


      The selling securityholders may offer all, some or none of the debentures or ADRs into which the debentures are convertible. Thus, we cannot estimate the amount of the debentures or the ADRs that will be held by the selling securityholders upon termination of any sales. In addition, the selling securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of their debentures since the date on which they provided the information about their debentures in transactions exempt from the registration requirements of the Securities Act. Lehman Brothers Inc. and its affiliates have provided, and may continue to provide, investment banking services to Teva for customary fees. Lehman Brothers was one of the initial purchasers of the debentures from Teva. None of the other selling securityholders has had any material relationship with us or our affiliates within the past three years.

      Unless otherwise noted, selling securityholders are not registered broker-dealers, or affiliates thereof.

      Unless otherwise noted, this table assumes that holders of debentures or any future transferee from any holder do not beneficially own any ADRs other than ADRs into which the debentures are convertible.




                                                                     Principal
                                                                     Amount of
                                                                     Debenture
                                                     ADRs            Owned and
                                              ADRs Beneficially      Offered             ADRs
                                                 Owned Before        Hereby Offered    Offered     ADRs Beneficially Owned
Name and Address of Selling Securityholder  Before Offering (1)(2)   (in $1,000s)     Hereby (1)   Owned After offering (2)
==========================================  ----------------------   --------------   ---------    ------------------------
                                            Amount      Percentage                                 Amount        Percentage
                                                            (3)                                                      (3)
                                            ------      ----------   --------------   ---------    -------       ----------

Advisory Convertible Fund (I) L.P. (5)      23,310           *           1,000          23,310        0               N/A
  c/o General Counsel's
  Office, American Express
  Financial Advisors Inc.
  50592 AXP Financial Center
  Minneapolis, MN  55474

AIG/National Union Fire Insurance           13,054           *             560          13,054        0               N/A
  c/o Froley, Revy
  Investment Co., Inc.
  10900 Wilshire Boulevard, Suite 900
  Los Angeles, CA  90024

Allstate Insurance Company (5)              178,821          *             150           3,496     132,201             *
  c/o Allstate Investments LLC
  3075 Sanders Road, Suite G6B
  Northbrook, IL 60062

Allstate Life Insurance Company (5)         178,821          *           1,850          43,124     132,201             *
  c/o Allstate Investments LLC
  3075 Sanders Road, Suite G6B
  Northbrook, IL 60062

Aloha Airlines Non-Pilots Pension Trust       4,079          *             175           4,079        0               N/A
  c/o Froley, Revy
  Investment Co., Inc.
  10900 Wilshire Boulevard, Suite 900
  Los Angeles, CA  90024

Aloha Pilots Retirement Trust                 2,097          *              90           2,097        0               N/A
  c/o Froley, Revy Investment Company
  10900 Wilshire Boulevard, Suite 900
  Los Angeles, CA  90024

American Skandia Trust
  c/o Lord Abbett & Co.                      22,378          *             960          22,378        0               N/A
  90 Hudson Street, 11th Floor
  Jersey City, NJ 07302

Arbitex Master Fund, L.P. (5)               710,790          *           4,500         104,897     605,893            N/A
  c/o Arbitex Asset
  Management, L.P.
  1601 Elm Street, Suite 4000
  Dallas TX 75201


________________________________
*  Less than 1%

(1) Assumes conversion of all of the selling securityholder's debentures at a conversion rate of 23.3106 ADRs per each $1,000 principal amount of debentures
(rounded down to the nearest whole ADR).

(2) Includes, if applicable, conversion of all the selling securityholder's Teva
Pharmaceutical Finance, LLC 1.50% Convertible Senior Debentures due 2005 at a conversion rate of 23.1934 ADRs per each $1,000 principal amount of debentures
(rounded down to the nearest whole ADR). Includes, if applicable, conversion of all the selling securityholder's Teva Pharmaceutical Finance, LLC 0.75%
Convertible Senior Debentures due 2021 at a conversion rate of 23.3036 ADRs per each $1,000 principal amount of debentures (rounded down to the nearest whole
ADR).

(3) Assumes that debentures held by other holders are not converted.

(4) The selling securityholder is a broker-dealer.

(5) The selling securityholder is an affiliate of a broker-dealer.


                                      -67-


                                                                     Principal
                                                                     Amount of
                                                                     Debenture
                                                     ADRs            Owned and
                                              ADRs Beneficially      Offered             ADRs
                                                 Owned Before        Hereby Offered    Offered     ADRs Beneficially Owned
Name and Address of Selling Securityholder  Before Offering (1)(2)   (in $1,000s)     Hereby (1)   Owned After offering (2)
------------------------------------------  ----------------------   --------------   ---------    ------------------------
                                            Amount      Percentage                                 Amount        Percentage
                                                            (3)                                                      (3)
                                            ------      ----------   --------------   ---------    -------       ----------

Argent Classic Convertible                  23,310          *            1,000          23,310        0               N/A
Arbitrage Fund (Bermuda) Ltd.
  c/o Argent Lowlev
  Convertible Arbitrage Fund Ltd.
  73 Front Street
  Hamilton HM 12
  Bermuda

Argent LowLev Convertible Arbitrage         55,945          *            2,400          55,945        0               N/A
  Fund LLC
  c/o Argent Financial Group
  500 West Putnam Avenue
  Greenwich CT 06830-6086

Argent Lowlev Convertible Arbitrage          9,324          *              400           9,324        0               N/A
  Fund LLC
  c/o Argent Financial Group
  3100 Tower Boulevard, Suite 1104
  Durham, NC 27707

Argent LowLev Convertible Arbitrage         81,587          *            3,500          81,587        0               N/A
  Fund Ltd.
  73 Front Street
  Hamilton HM 12
  Bermuda

Arkansas Pers                               11,771          *              505          11,771        0               N/A
  c/o Froley Revy Investment Co., Inc.
  10900 Wilshire Blvd.
  Suite 900
  Los Angeles, CA 90024

Aristeia International Limited             145,458          *            6,240         145,458        0               N/A
  c/o Aristeia Capital LLC
  381 Fifth Avenue, 6th Floor
  New York, NY 10016

Associated Electric & Gas Insurance         16,317          *              700          16,317        0               N/A
  Services Limited
  c/o Calamos Investments
  1111 East Warrenville Road
  Naperville, IL 60563-1493

ATSF Transamerica Convertible Securities    46,621          *            2,000          46,621        0               N/A
  c/o Transamerica Life
  Insurance and Annuities Co
  1150 S. Olive Street, Suite 2700
  Los Angeles, CA 90015


________________________________
*  Less than 1%

(1) Assumes conversion of all of the selling securityholder's debentures at a conversion rate of 23.3106 ADRs per each $1,000 principal amount of debentures
(rounded down to the nearest whole ADR).

(2) Includes, if applicable, conversion of all the selling securityholder's Teva
Pharmaceutical Finance, LLC 1.50% Convertible Senior Debentures due 2005 at a conversion rate of 23.1934 ADRs per each $1,000 principal amount of debentures
(rounded down to the nearest whole ADR). Includes, if applicable, conversion of all the selling securityholder's Teva Pharmaceutical Finance, LLC 0.75%
Convertible Senior Debentures due 2021 at a conversion rate of 23.3036 ADRs per each $1,000 principal amount of debentures (rounded down to the nearest whole
ADR).

(3) Assumes that debentures held by other holders are not converted.

(4) The selling securityholder is a broker-dealer.

(5) The selling securityholder is an affiliate of a broker-dealer.


                                      -68-




                                                                     Principal
                                                                     Amount of
                                                                     Debenture
                                                     ADRs            Owned and
                                              ADRs Beneficially      Offered             ADRs
                                                 Owned Before        Hereby Offered    Offered     ADRs Beneficially Owned
Name and Address of Selling Securityholder  Before Offering (1)(2)   (in $1,000s)     Hereby (1)   Owned After offering (2)
------------------------------------------  ----------------------   --------------   ---------    ------------------------
                                            Amount      Percentage                                 Amount        Percentage
                                                            (3)                                                      (3)
                                            ------      ----------   --------------   ---------    -------       ----------


Attorneys Title Insurance Fund               3,146          *              135           3,146        0              N/A
  c/o Froley Levy
  Investment Co., Inc.
  10900 Wilshire Blvd.
  Suite 900
  Los Angeles, CA 90024

Bag Counter Pers
  c/o Froley Levy Investment Co.,            1,515          *               65           1,515        0               N/A
  10900 Wilshire Blvd.
  Suite 900
  Los Angeles, CA 90024

Bancroft Convertible Fund, Inc.              23,301         *            1,000          23,301        0               N/A
  65 Madison Avenue
  Morristown, NY 07960

Bank Austria Cayman Islands, Ltd.            31,469         *            1,350          31,469        0               N/A
  c/o Ramius Capital Group, LLC
  666 Third Avenue, 26th Floor
  New York, NY 10017

Bear, Stearns & Co. Inc.                      4,662         *              200           4,662        0               N/A
  383 Madison Avenue
  23 Floor-Global Fund Mgmt.
  New York, NY 10019

BNP Paribas Equity  Strategies, SNC. (5)    116,232         *            3,718          86,668     29,5640             *
  c/o BNP Paribas Brokerage
  Services, Inc.
  555 Croton Road, 4th Floor
  King of Prussia, PA 19406

Boilermakers Blacksmith Pension Trust        14,802         *              635          14,802        0               N/A
  c/o Froley Revy
  Investment Co., Inc.
  10900 Wilshire Boulevard, Suite 900
  Los Angeles, CA 90024

C&H Sugar Company
  c/o Froley Revy                             5,011         *              215           5,011        0               N/A
  Investment Co., Inc.
  10900 Wilshire Boulevard, Suite 900
  Los Angeles, CA 90024

Cobra Fund U.S.A. L.P.                        3,869         *              166           3,869        0               N/A
  c/o Cobra Management L.L.C.
  825 Third Avenue, 40th Floor
  New York, NY 10022

Cobra Masterfund Ltd.                        31,096         *            1,334          31,096        0               N/A
  c/o Cobra Management L.L.C.
  825 Third Avenue, 40th Floor
  New York, NY 10022



________________________________
*  Less than 1%

(1) Assumes conversion of all of the selling securityholder's debentures at a conversion rate of 23.3106 ADRs per each $1,000 principal amount of debentures
(rounded down to the nearest whole ADR).

(2) Includes, if applicable, conversion of all the selling securityholder's Teva
Pharmaceutical Finance, LLC 1.50% Convertible Senior Debentures due 2005 at a conversion rate of 23.1934 ADRs per each $1,000 principal amount of debentures
(rounded down to the nearest whole ADR). Includes, if applicable, conversion of all the selling securityholder's Teva Pharmaceutical Finance, LLC 0.75%
Convertible Senior Debentures due 2021 at a conversion rate of 23.3036 ADRs per each $1,000 principal amount of debentures (rounded down to the nearest whole
ADR).

(3) Assumes that debentures held by other holders are not converted.

(4) The selling securityholder is a broker-dealer.

(5) The selling securityholder is an affiliate of a broker-dealer.


                                      -69-


                                                                     Principal
                                                                     Amount of
                                                                     Debenture
                                                     ADRs            Owned and
                                              ADRs Beneficially      Offered             ADRs
                                                 Owned Before        Hereby Offered    Offered     ADRs Beneficially Owned
Name and Address of Selling Securityholder  Before Offering (1)(2)   (in $1,000s)     Hereby (1)   Owned After offering (2)
------------------------------------------  ----------------------   --------------   ---------    ------------------------
                                            Amount      Percentage                                 Amount        Percentage
                                                            (3)                                                      (3)
                                            ------      ----------   --------------   ---------    -------       ----------

Convertible Securities Fund
  c/o Banc of America                         1,631         *               70           1,631        0               N/A
  Capital Management LLC
  601 W. Riverside Avenue, Suite 420
  Spokane, WA 99201-0621

Context Convertible Arbitrage                22,145         *              950          22,145        0               N/A
Fund, L.P. (4)
  c/o Context Capital
  Management, L.L.C.
  12626 High Bluff Drive, Suite 440
  San Diego, CA 92130

Context Convertible Arbitrage Offshore
Fund Ltd.                                    12,820         *              550          12,820        0               N/A
  c/o Fulcrum (Cayman) Limited
  Suite 193, 48
  Paa-La-Ville Road
  Hamilton, HM 11
  Bermuda

CooperNeff Convertible Strategies
(Cayman) Master                              53,637         *            2,301          53,637        0               N/A
Fund, LP
  c/o BNP Paribas Brokerage Services, Inc.
  555 Croton Road, 4th Floor
  King of Prussia, PA 19406

Credit Suisse First Boston Europe
Limited (5)                                 293,713         *           12,600         293,713        0               N/A
  c/o Credit Suisse First Boston
  One Madison Avenue
  Reorganization
  Department, 2nd Floor
  New York, NY 10010

Daimler Chrysler Corp. Emp.
  #1 Pension Plan                            47,087         *           2,020           47,087        0               N/A
  c/o Palisade Capital
  Management, LLC
  1 Bridge Plaza, 6th Floor
  Fort Lee, NJ 07024

Deam Convertible Arbitrage FD (5)           163,174         *           7,000          163,174        0               N/A
  c/o Palladin Group
  195 Maplewood Avenue
  Maplewood, NJ 07040


________________________________
*  Less than 1%

(1) Assumes conversion of all of the selling securityholder's debentures at a conversion rate of 23.3106 ADRs per each $1,000 principal amount of debentures
(rounded down to the nearest whole ADR).

(2) Includes, if applicable, conversion of all the selling securityholder's Teva
Pharmaceutical Finance, LLC 1.50% Convertible Senior Debentures due 2005 at a conversion rate of 23.1934 ADRs per each $1,000 principal amount of debentures
(rounded down to the nearest whole ADR). Includes, if applicable, conversion of all the selling securityholder's Teva Pharmaceutical Finance, LLC 0.75%
Convertible Senior Debentures due 2021 at a conversion rate of 23.3036 ADRs per each $1,000 principal amount of debentures (rounded down to the nearest whole
ADR).

(3) Assumes that debentures held by other holders are not converted.

(4) The selling securityholder is a broker-dealer.

(5) The selling securityholder is an affiliate of a broker-dealer.


                                      -70-

                                                                     Principal
                                                                     Amount of
                                                                     Debenture
                                                     ADRs            Owned and
                                              ADRs Beneficially      Offered             ADRs
                                                 Owned Before        Hereby Offered    Offered     ADRs Beneficially Owned
Name and Address of Selling Securityholder  Before Offering (1)(2)   (in $1,000s)     Hereby (1)   Owned After offering (2)
------------------------------------------  ----------------------   --------------   ---------    ------------------------
                                            Amount      Percentage                                 Amount        Percentage
                                                            (3)                                                      (3)
                                            ------      ----------   --------------   ---------    -------       ----------

Delta Airlines Master Trust
  c/o Froley Revy Investment Co., Inc.       5,944          *              255            5,944        0             N/A
  10900 Wilshire Boulevard, Suite 900
  Los Angeles, CA 90024

Deutsche Bank Securities Inc. (4)          899,789          *           38,600           899,78        0             N/A
  1251 Avenue of the Americas
  New York, NY 10020

Drury University
  c/o Froley Revy Investment Co., Inc.         932          *               40              932        0             N/A
  10900 Wilshire Boulevard, Suite 900
  Los Angeles, CA 90024

Duke Endowment
  c/o Froley Revy Investment Co., Inc.       3,613          *              155            3,613        0             N/A
  10900 Wilshire Blvd. Ste 900
  Los Angeles, CA 90024

Fidelity Financial Trust:
Fidelity Convertible Securities Fund       163,174          *            7,000          163,174        0             N/A
  c/o FMR Corp
  82 Devonshire Street, E20E
  Boston, MA 02109

Fore Convertible MasterFund Limited         58,276          *            2,500           58,276        0             N/A
  c/o Fore Advisors
  280 Park Avenue, 43rd Floor
  New York, NY 10017

F.R. Convertible Securities Inc              1,864          *               80            1,864        0             N/A
  c/o Froley Revy
  Investment Co., Inc.
  10900 Wilshire Blvd. Ste 900
  Los Angeles, CA 90024

Franklin and Marshall College                2,680          *              115            2,680        0             N/A
  c/o Palisade Capital Management LLC
  1 Bridge Plaza, 6th Floor
  Fort Lee, NJ 07024

Fuji U.S. Income Open                .      23,310          *            1,000           23,310        0             N/A
  c/o Lord Abbett & Co
  90 Hudson Street, 11th Floor
  Jersey City, NJ 07302


________________________________
*  Less than 1%

(1) Assumes conversion of all of the selling securityholder's debentures at a conversion rate of 23.3106 ADRs per each $1,000 principal amount of debentures
(rounded down to the nearest whole ADR).

(2) Includes, if applicable, conversion of all the selling securityholder's Teva
Pharmaceutical Finance, LLC 1.50% Convertible Senior Debentures due 2005 at a conversion rate of 23.1934 ADRs per each $1,000 principal amount of debentures
(rounded down to the nearest whole ADR). Includes, if applicable, conversion of all the selling securityholder's Teva Pharmaceutical Finance, LLC 0.75%
Convertible Senior Debentures due 2021 at a conversion rate of 23.3036 ADRs per each $1,000 principal amount of debentures (rounded down to the nearest whole
ADR).

(3) Assumes that debentures held by other holders are not converted.

(4) The selling securityholder is a broker-dealer.

(5) The selling securityholder is an affiliate of a broker-dealer.


                                      -71-


                                                                     Principal
                                                                     Amount of
                                                                     Debenture
                                                     ADRs            Owned and
                                              ADRs Beneficially      Offered             ADRs
                                                 Owned Before        Hereby Offered    Offered     ADRs Beneficially Owned
Name and Address of Selling Securityholder  Before Offering (1)(2)   (in $1,000s)     Hereby (1)   Owned After offering (2)
------------------------------------------  ----------------------   --------------   ---------    ------------------------
                                            Amount      Percentage                                 Amount        Percentage
                                                            (3)                                                      (3)
                                            ------      ----------   --------------   ---------    -------       ----------

Gaia Offshore Master Fund Ltd.              116,553         *            5,000         116,553        0              N/A
  750 Lexington Avenue
  New York, NY 10022

Guggenheim Portfolio Co. XV LLC              15,151         *              650          15,151        0              N/A
  c/o Ramius Capital Group, LLC
  666 Third Avenue, 26th Floor
  New York, NY 10017

Hawaiian Airlines Employees Pension           1,631         *               70           1,631        0              N/A
Plan - IAM
  c/o Froley Revy Investment Co., Ltd.
  10900 Wilshire Boulevard, Suite 900
  Los Angeles, CA 90024

Hawaiian Airlines Pension                     2,331         *              100           2,331        0              N/A
Plan for Salaried Employees
  c/o Froley Revy Investment Co., Ltd.
  10900 Wilshire Boulevard, Suite 900
  Los Angeles, CA 90024

Hawaiian Airlines Pilots Retirement Plan      3,613         *              155           3,613        0              N/A
  c/o Froley Revy
  Investment Co., Ltd.
  10900 Wilshire Boulevard, Suite 900
  Los Angeles, CA 90024

Highbridge International LLC (5)            641,041         *           27,500         641,041        0              N/A
  c/o Highbridge International LLC
  9 West 57th Street, 27th Floor
  New York, NY  10019

Hillbloom Foundation                          1,631         *               70           1,631        0              N/A
  c/o Froley Revy
  Investment Co., Inc.
  10900 Wilshire Blvd. Ste 900
  Los Angels, CA 90024

IDEX Transamerica Convertible Fund           11,655         *              500          11,655        0              N/A
  c/o Transamerica Life
  Insurance and Annuities Co.
  1150 S. Olive Street, Suite 2700
  Los Angeles, CA  90015

JP Morgan Securities Inc. (4)                11,655         *              500         11,655         0              N/A
  c/o JP Morgan
  500 Stanton Christiana Road, 3OP4
  Newark, DE 19713


________________________________
*  Less than 1%

(1) Assumes conversion of all of the selling securityholder's debentures at a conversion rate of 23.3106 ADRs per each $1,000 principal amount of debentures
(rounded down to the nearest whole ADR).

(2) Includes, if applicable, conversion of all the selling securityholder's Teva
Pharmaceutical Finance, LLC 1.50% Convertible Senior Debentures due 2005 at a conversion rate of 23.1934 ADRs per each $1,000 principal amount of debentures
(rounded down to the nearest whole ADR). Includes, if applicable, conversion of all the selling securityholder's Teva Pharmaceutical Finance, LLC 0.75%
Convertible Senior Debentures due 2021 at a conversion rate of 23.3036 ADRs per each $1,000 principal amount of debentures (rounded down to the nearest whole
ADR).

(3) Assumes that debentures held by other holders are not converted.

(4) The selling securityholder is a broker-dealer.

(5) The selling securityholder is an affiliate of a broker-dealer.


                                      -72-

                                                                     Principal
                                                                     Amount of
                                                                     Debenture
                                                     ADRs            Owned and
                                              ADRs Beneficially      Offered             ADRs
                                                 Owned Before        Hereby Offered    Offered     ADRs Beneficially Owned
Name and Address of Selling Securityholder  Before Offering (1)(2)   (in $1,000s)     Hereby (1)   Owned After offering (2)
------------------------------------------  ----------------------   --------------   ---------    ------------------------
                                            Amount      Percentage                                 Amount        Percentage
                                                            (3)                                                      (3)
                                            ------      ----------   --------------   ---------    -------       ----------

J.W. McConnell Family Foundation            11,422           *             490          11,422        0              N/A
  c/o Oaktree Capital Management, LLC
  333 South Grand Avenue, 28th Floor
  Los Angeles, CA  90071

Nations Convertible Securities Fund        208,396           *           8,940         208,396        0              N/A
  c/o Banc of America Capital
  Management LLC
  601 W. Riverside Avenue, Suite 420
  Spokane, WA 99201-0621

Lancer Securities Cayman Ltd.               11,655           *             500          11,655        0              N/A
  c/o Palladin Group
  195 Maplewood Avenue
  Maplewood, NJ  10017-3144

Lehman Brothers, Inc.(4)                   710,242           *          24,388         568,489     141,744            *
  745 Seventh Avenue, 16th
  Floor
  New York, NY  10019-6801

Lehman Brothers International
(Europe) (5)                               233,106           *          10,000         233,106         0             N/A
  1 Broadgate
  London EC2M 7HA
  United Kingdom

Lord Abbett Bond Debenture Fund            349,659           *          15,000         349,659         0             N/A
  c/o Lord Abbett & Co.
  90 Hudson Street, 11th Floor
  Jersey City, NJ  07302

Lord Abbett Series Fund, Inc. Bond           3,496           *             150           3,496         0             N/A
Debenture Fund
  c/o Lord Abbett & Co.
  90 Hudson Street, 11th Floor
  Jersey City, NJ  07302

Louisiana CCRF                               3,496           *             150           3,496         0             N/A
  c/o Froley Revy
  Investment Co., Inc.
  10900 Wilshire Blvd. Ste 900
  Los Angeles, CA  90024

Lyxor/Gaia II Fund Ltd.                     58,276           *           2,500          58,276         0             N/A
  750 Lexington Avenue
  New York, NY  10022

Lyxor Master Fund (5)                      139,863           *           6,000         139,863         0             N/A
  c/o Arbitex Capital Limited
  1601 Elm Street, Suite 4000
  Dallas, TX 75201

________________________________
*  Less than 1%

(1) Assumes conversion of all of the selling securityholder's debentures at a conversion rate of 23.3106 ADRs per each $1,000 principal amount of debentures
(rounded down to the nearest whole ADR).

(2) Includes, if applicable, conversion of all the selling securityholder's Teva
Pharmaceutical Finance, LLC 1.50% Convertible Senior Debentures due 2005 at a conversion rate of 23.1934 ADRs per each $1,000 principal amount of debentures
(rounded down to the nearest whole ADR). Includes, if applicable, conversion of all the selling securityholder's Teva Pharmaceutical Finance, LLC 0.75%
Convertible Senior Debentures due 2021 at a conversion rate of 23.3036 ADRs per each $1,000 principal amount of debentures (rounded down to the nearest whole
ADR).

(3) Assumes that debentures held by other holders are not converted.

(4) The selling securityholder is a broker-dealer.

(5) The selling securityholder is an affiliate of a broker-dealer.


                                      -73-

                                                                     Principal
                                                                     Amount of
                                                                     Debenture
                                                     ADRs            Owned and
                                              ADRs Beneficially      Offered             ADRs
                                                 Owned Before        Hereby Offered    Offered     ADRs Beneficially Owned
Name and Address of Selling Securityholder  Before Offering (1)(2)   (in $1,000s)     Hereby (1)   Owned After offering (2)
------------------------------------------  ----------------------   --------------   ---------    ------------------------
                                            Amount      Percentage                                 Amount        Percentage
                                                            (3)                                                      (3)
                                            ------      ----------   --------------   ---------    -------       ----------


Lyxor Master Fund
  c/o Argent Financial Group                16,317           *             700          16,317       0               N/A
  3100 Tower Boulevard,
  Suite 1104
  Durham, NC  27707

McMahan Securities Co. L.P. (4)             23,310           *           1,000          23,310       0               N/A
  c/o Argent
  500 West Putnam Avenue
  Greenwich, CT  06830-6086

Merrill Lynch Insurance Group
Board Debenture                                349           *              15             349       0               N/A
  c/o Lord Abbett & Co.
  90 Hudson Street, 11th Floor
  Jersey City, NJ  07302

Merrill Lynch, Pierce,
Fenner and Smith Inc. (4)                  110,623           *           4,472         104,245     6,378              *
  c/o Merrill Lynch,
  Pierce, Fenner & Smith Inc.
  101 Hudson Street-9th
  Floor-Corporate Actions Dept.
  Jersey City, NJ  07302-3997

Met Investors Bond Debenture
  c/o Lord Abbett & Co.                     65,269           *           2,800          65,269       0               N/A
  90 Hudson Street, 11th
  Floor
  Jersey City, NJ  07302

MLQA Convertible Securities                174,829           *           7,500         174,829       0               N/A
Arbitrage, Limited (5)
  c/o Merrill Lynch
  Investment Managers
  800 Scudders Mill Road
  Section 2D
  Plainsboro, NJ  08536

Morgan Stanley Dean Witter                 466,621           *           2,000         466,621       0               N/A
Convertible Securities
Trust (5)
  c/o Bank of New York
  1221 Avenue of the
  Americas, 35th Floor
  New York, NY  10020

________________________________
*  Less than 1%

(1) Assumes conversion of all of the selling securityholder's debentures at a conversion rate of 23.3106 ADRs per each $1,000 principal amount of debentures
(rounded down to the nearest whole ADR).

(2) Includes, if applicable, conversion of all the selling securityholder's Teva
Pharmaceutical Finance, LLC 1.50% Convertible Senior Debentures due 2005 at a conversion rate of 23.1934 ADRs per each $1,000 principal amount of debentures
(rounded down to the nearest whole ADR). Includes, if applicable, conversion of all the selling securityholder's Teva Pharmaceutical Finance, LLC 0.75%
Convertible Senior Debentures due 2021 at a conversion rate of 23.3036 ADRs per each $1,000 principal amount of debentures (rounded down to the nearest whole
ADR).

(3) Assumes that debentures held by other holders are not converted.

(4) The selling securityholder is a broker-dealer.

(5) The selling securityholder is an affiliate of a broker-dealer.


                                      -74-

                                                                     Principal
                                                                     Amount of
                                                                     Debenture
                                                     ADRs            Owned and
                                              ADRs Beneficially      Offered             ADRs
                                                 Owned Before        Hereby Offered    Offered     ADRs Beneficially Owned
Name and Address of Selling Securityholder  Before Offering (1)(2)   (in $1,000s)     Hereby (1)   Owned After offering (2)
------------------------------------------  ----------------------   --------------   ---------    ------------------------
                                            Amount      Percentage                                 Amount        Percentage
                                                            (3)                                                      (3)
                                            ------      ----------   --------------   ---------    -------       ----------

Nabisco, Inc. Defined Benefit               125,601         *            4,280          99,769     25,8320           *
Master Trust
  c/o Oaktree Capital Management, LLC
  333 South Grand Avenue, 28th Floor
  Los Angeles, CA  90071

OCM International Convertible Trust          15,509         *               60           1,398      14,111           *
  c/o Oaktree Capital Management, LLC
  333 South Grand Avenue, 28th Floor
  Los Angeles, CA  90071

Pacific Life Insurance Company               11,655         *              500          11,655        0              N/A
  700 Newport Center Drive
  Newport Beach, CA  92660

Partner Reinsurance Company, Ltd. -           4,098         *               10             233       3,865           *
International
  c/o Oaktree Capital Management, LLC
  333 South Grand Avenue
  28th Floor
  Los Angeles, CA 90071

Phoenix Lord Abbett Debenture Fund            1,748         *               75           1,748        0              N/A
  c/o Lord Abbett & Co.
  90 Hudson Street, 11th Floor
  Jersey City, NJ  07302

Prudential Insurance Company of America       1,981         *               85           1,981        0              N/A
  c/o Froley Revy
  Investment Co., Inc.
  10900 Wilshire Blvd. Ste 900
  Los Angeles, CA  90024

RC6 Halifax Master Fund, Ltd.                17,482         *              750          17,482        0              N/A
  c/o Ramius Capital Group, LLC
  666 Third Avenue, 26th Floor
  New York, NY 10017

RC6 Latitude Master Fund, Ltd.               69,931         *            3,000          69,931        0              N/A
  c/o Ramius Capital Group, LLC
  666 Third Avenue, 26th Floor
  New York, NY 10017

RC6 Multi Strategy A/C. LP                   46,603         *            2,000          46,603        0              N/A
  c/o Ramius Capital Group, LLC
  666 Third Avenue, 26th Floor
  New York, NY 10017


________________________________
*  Less than 1%

(1) Assumes conversion of all of the selling securityholder's debentures at a conversion rate of 23.3106 ADRs per each $1,000 principal amount of debentures
(rounded down to the nearest whole ADR).

(2) Includes, if applicable, conversion of all the selling securityholder's Teva
Pharmaceutical Finance, LLC 1.50% Convertible Senior Debentures due 2005 at a conversion rate of 23.1934 ADRs per each $1,000 principal amount of debentures
(rounded down to the nearest whole ADR). Includes, if applicable, conversion of all the selling securityholder's Teva Pharmaceutical Finance, LLC 0.75%
Convertible Senior Debentures due 2021 at a conversion rate of 23.3036 ADRs per each $1,000 principal amount of debentures (rounded down to the nearest whole
ADR).

(3) Assumes that debentures held by other holders are not converted.

(4) The selling securityholder is a broker-dealer.

(5) The selling securityholder is an affiliate of a broker-dealer.


                                      -75-

                                                                     Principal
                                                                     Amount of
                                                                     Debenture
                                                     ADRs            Owned and
                                              ADRs Beneficially      Offered             ADRs
                                                 Owned Before        Hereby Offered    Offered     ADRs Beneficially Owned
Name and Address of Selling Securityholder  Before Offering (1)(2)   (in $1,000s)     Hereby (1)   Owned After offering (2)
------------------------------------------  ----------------------   --------------   ---------    ------------------------
                                            Amount      Percentage                                 Amount        Percentage
                                                            (3)                                                      (3)
                                            ------      ----------   --------------   ---------    -------       ----------

Salomon Brothers Asset Management, Inc.     349,659         *           15,000         349,659        0              N/A
  c/o Salomon Brothers
  Asset Management Inc.
  399 Park Avenue, 4th Floor
  New York, NY 10022

Southern Farm Bureau Life Insurance          19,814         *              850          19,814        0              N/A
  c/o Goldman Sachs & Co.
  85 Broad Street
  New York, NY 10004

Starvest Convertible Securities Fund          6,993         *              300           6,993        0              N/A
  c/o Froley Levy
  Investment Company Inc.
  10900 Wilshire Boulevard, Suite 900
  Los Angeles CA  90024

State Employees' Retirement Fund             35,048         *               90           2,097     32,951            *
of the State of Delaware-International
  c/o Oaktree Capital
  Management, LLC
  333 South Grand Avenue, 28th Floor
  Los Angeles, CA  90071

State of Oregon/Equity
  c/o Froley Revy                            52,448         *            2,250          52,448        0              N/A
  Investment Co., Inc.
  10900 Wilshire Blvd., Ste 900
  Los Angeles, CA  90024

State of Oregon/S.A.I.F. Corporation        125,877         *            5,400         125,877        0              N/A
  c/o Froley Revy
  Investment Co., Inc.
  10900 Wilshire Blvd. Ste 900
  Los Angeles, CA 90024

State Street Bank, Custodian                 22,261         *              955          22,261        0              N/A
for GE Pension Trust
  c/o Palisade Capital Management LLC
  1 Bridge Place, 6th Floor
  Fort Lee, NJ  07024

Sturgeon Limited
  c/o BNP Paribas Brokerage                  11,212         *              481          11,212        0              N/A
  Services, Inc.
  555 Croton Road, 4th Floor
  King of Prussia, PA  19406

Susquehanna Capital Group (4)(5)            431,246         *           18,500         431,246        0              N/A
  401 City Line Avenue, Suite 220
  Bala Cynwyd, PA 19004

________________________________
*  Less than 1%

(1) Assumes conversion of all of the selling securityholder's debentures at a conversion rate of 23.3106 ADRs per each $1,000 principal amount of debentures
(rounded down to the nearest whole ADR).

(2) Includes, if applicable, conversion of all the selling securityholder's Teva
Pharmaceutical Finance, LLC 1.50% Convertible Senior Debentures due 2005 at a conversion rate of 23.1934 ADRs per each $1,000 principal amount of debentures
(rounded down to the nearest whole ADR). Includes, if applicable, conversion of all the selling securityholder's Teva Pharmaceutical Finance, LLC 0.75%
Convertible Senior Debentures due 2021 at a conversion rate of 23.3036 ADRs per each $1,000 principal amount of debentures (rounded down to the nearest whole
ADR).

(3) Assumes that debentures held by other holders are not converted.

(4) The selling securityholder is a broker-dealer.

(5) The selling securityholder is an affiliate of a broker-dealer.


                                      -76-

                                                                     Principal
                                                                     Amount of
                                                                     Debenture
                                                     ADRs            Owned and
                                              ADRs Beneficially      Offered             ADRs
                                                 Owned Before        Hereby Offered    Offered     ADRs Beneficially Owned
Name and Address of Selling Securityholder  Before Offering (1)(2)   (in $1,000s)     Hereby (1)   Owned After offering (2)
------------------------------------------  ----------------------   --------------   ---------    ------------------------
                                            Amount      Percentage                                 Amount        Percentage
                                                            (3)                                                      (3)
                                            ------      ----------   --------------   ---------    -------       ----------

TCW Group, Inc.
  c/o TCW Group Inc.                        305,557         *            6,840         159,444     146,113            *
  c/o Mellon Financial, 5th Floor
  400 South Hope Street
  Los Angeles, CA  90071

TD Securities (USA) Inc. (4)
  31 West 52nd Street, 21st Floor         1,468,567         *           63,000       1,468,567        0              N/A
  New York, NY  10019

Thrivent Financial for Lutherans,           174,815         *            5,500         128,208      46,607            *
as successor to Lutheran Brotherhood (5)
  c/o Thirvent Financial
  625 Fourth Avenue South
  Minneapolis, MN  55415

Transamerica Life Insurance                 198,140         *            8,500         198,140        0              N/A
  and Annuities Co.
  1150 S. Olive Street, Suite 2700
  Los Angeles, CA  90015

UBS AG London Branch (5)                    138,161         *            5,927         138,161        0              N/A
  100 Liverpool Street
  London EC2M 2RH

Victory Capital Management                  135,346         *            4,075          94,990      40,356            *
  127 Public Square, 20th Floor
  Cleveland, OH  44114

White River Securities                        4,662         *              200           4,662        0              N/A
  383 Madison Avenue
  23 Floor-Global Fund Management
  New York, NYT  10179

Xavex Convertible Arbitrage #5                5,827         *              650           5,827        0              N/A
  c/o Ramius Capital Group, LLC
  666 Third Avenue, 26th Floor
  New York, NY 10017

Zeneca Holdings Pension Trust                11,178         *               70           1,631      9,547             *
  c/o Oaktree Capital Management, LLC
  333 South Grand Avenue, 28th Floor
  Los Angeles, CA  90071


________________________________
*  Less than 1%

(1) Assumes conversion of all of the selling securityholder's debentures at a conversion rate of 23.3106 ADRs per each $1,000 principal amount of debentures
(rounded down to the nearest whole ADR).

(2) Includes, if applicable, conversion of all the selling securityholder's Teva
Pharmaceutical Finance, LLC 1.50% Convertible Senior Debentures due 2005 at a conversion rate of 23.1934 ADRs per each $1,000 principal amount of debentures
(rounded down to the nearest whole ADR). Includes, if applicable, conversion of all the selling securityholder's Teva Pharmaceutical Finance, LLC 0.75%
Convertible Senior Debentures due 2021 at a conversion rate of 23.3036 ADRs per each $1,000 principal amount of debentures (rounded down to the nearest whole
ADR).

(3) Assumes that debentures held by other holders are not converted.

(4) The selling securityholder is a broker-dealer.

(5) The selling securityholder is an affiliate of a broker-dealer.


                                      -77-

                                                                     Principal
                                                                     Amount of
                                                                     Debenture
                                                     ADRs            Owned and
                                              ADRs Beneficially      Offered             ADRs
                                                 Owned Before        Hereby Offered    Offered     ADRs Beneficially Owned
Name and Address of Selling Securityholder  Before Offering (1)(2)   (in $1,000s)     Hereby (1)   Owned After offering (2)
------------------------------------------  ----------------------   --------------   ---------    ------------------------
                                            Amount      Percentage                                 Amount        Percentage
                                                            (3)                                                      (3)
                                            ------      ----------   --------------   ---------    -------       ----------

Zurich Institutional                         6,993          *              300           6,993        0              N/A
  Benchmark Master Fund
  c/o Argent Financial Group
  3100 Tower Boulevard, Suite 1104
  Durham, NC  27707

Zurich Institutional Benchmark               9,324          *              400           9,324        0              N/A
Master Fund Ltd.
  c/o Argent
  500 West Putnam Avenue
  Greenwich, CT  06830-6086

Zurich Institutional                        11,655          *              500          11,655        0              N/A
Benchmark Master Fund Ltd.
  c/o SSI Investment Management
  357 N. Cannon Drive
  Beverly Hills, CA  90210

      Information concerning the selling securityholders may change from time to time and any changed information will be set forth in supplements to this prospectus if and when necessary. In addition, the per ADR conversion price, and therefore the number of ADRs issuable upon conversion of the debentures, is subject to adjustment. As a result, the aggregate principal amount of debentures and the number of ADRs into which the debentures are convertible may increase or decrease.


________________________________
*  Less than 1%

(1) Assumes conversion of all of the selling securityholder's debentures at a conversion rate of 23.3106 ADRs per each $1,000 principal amount of debentures
(rounded down to the nearest whole ADR).

(2) Includes, if applicable, conversion of all the selling securityholder's Teva
Pharmaceutical Finance, LLC 1.50% Convertible Senior Debentures due 2005 at a conversion rate of 23.1934 ADRs per each $1,000 principal amount of debentures
(rounded down to the nearest whole ADR). Includes, if applicable, conversion of all the selling securityholder's Teva Pharmaceutical Finance, LLC 0.75%
Convertible Senior Debentures due 2021 at a conversion rate of 23.3036 ADRs per each $1,000 principal amount of debentures (rounded down to the nearest whole
ADR).

(3) Assumes that debentures held by other holders are not converted.

(4) The selling securityholder is a broker-dealer.

(5) The selling securityholder is an affiliate of a broker-dealer.


                                PLAN OF DISTRIBUTION

      The selling securityholders and their successors, including their transferees, pledgees or donees or their successors, may sell the debentures and our ADRs into which the debentures are convertible directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling securityholders or the purchasers. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.

      The debentures and ADRs may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market prices, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions:

      o on any national securities exchange or U.S. inter-dealer system of a registered national securities association on which the debentures or our ADRs may be listed or quoted at the time of sale;

      o  in the over-the-counter market;

      o in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

      o through the writing of options, whether the options are listed on an options exchange or otherwise; or

      o  through the settlement of short sales.

      In connection with the sale of the debentures and ADRs, the selling securityholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the debentures or ADRs in the course of hedging the positions they assume. The selling securityholders may also sell the debentures or ADRs short and deliver these securities to close out their short positions, or loan or pledge the debentures or ADRs to broker-dealers that in turn may sell these securities.

      The aggregate proceeds to the selling securityholders from the sale of the debentures or ADRs offered by them will be the purchase price of the debentures or ADRs less discounts and commissions, if any. Each of the selling holders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of debentures or ADRs to be made directly or through agents. Neither we nor Teva Finance will receive any of the proceeds from this offering.

      Our ADRs are listed for trading on the Nasdaq National Market. The debentures are currently eligible for trading on the PORTAL System of the Nasdaq Stock Market.

      In order to comply with the securities laws of some states, if applicable, the debentures and ADRs may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the debentures and ADRs may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

      The selling securityholders and any underwriters, broker-dealers or agents that participate in the sale of the debentures and ADRs may be "underwriters" within the meaning of Section 2(11) of the

Securities Act. Any discounts, commissions, concessions or profit they make on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling securityholders who are "underwriters" within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. The selling securityholders have acknowledged that they understand their obligations to comply with the provisions of the Exchange Act and the rules thereunder relating to stock manipulation, particularly Regulation M.

      In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144, Rule 144A or Regulation S of the Securities Act may be sold under Rule 144, Rule 144A or Regulation S rather than pursuant to this prospectus.

      To the extent required, the specific debentures or ADRs to be sold, the names of the selling securityholders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post effective amendment to the registration statement of which this prospectus is a part.

      We entered into a registration rights agreement for the benefit of holders of the debentures to register their debentures and our ADRs under applicable federal and state securities laws under specific circumstances and at specific times. The registration rights agreement prices for cross-indemnification of the selling securityholders and us and our respective directors, officers and controlling persons against specific liabilities in connection with the offer and sale of the debentures and ADRs, including liabilities under the Securities Act.

      We will pay substantially all of the expenses incurred by the selling securityholders of incident to the offering and sale of the debentures and our ADRs. We estimate that our total expenses of the offering of the debentures and ADRs will be approximately $200,000. The following table sets forth our estimates (other than the SEC and Nasdaq registration fees) of the expenses in connection with the issuance and distribution of the ADRs being registered. None of the following expenses are being paid by the selling securityholders.

     Item                                                    Amount
     ----                                                    ------
     SEC registration fee......................             $41,400
     Nasdaq listing fee........................              17,500
     Legal fees and expenses...................              50,000
     Accounting fees and expenses..............              75,000
     Printing fees.............................               5,000
     Miscellaneous fees and expenses                         11,100
         Total................................             $200,000

                                  LEGAL MATTERS

      The validity of the debentures offered by this prospectus and of the ADRs issuable upon conversion of the debentures will be passed upon for us by Willkie Farr & Gallagher, New York, New York, by Zeven & Associates, Curacao, Netherlands Antilles, and by Tulchinsky-Stern & Co., Israel. In addition, certain United States federal income tax consequences of these securities will be passed upon for us by Willkie Farr & Gallagher, New York, New York.

                                     EXPERTS


      The consolidated financial statements of Teva as of December 31, 2002 and 2001 and for each of the three years in the period ended December 31, 2002, incorporated in this prospectus by reference to Teva's Annual Report on Form 20-F for the year ended December 31, 2002, except as they relate to certain consolidated subsidiaries, have been so incorporated in reliance on the audit report of Kesselman & Kesselman, independent certified public accountants in Israel and a member of PricewaterhouseCoopers International Limited, given on the authority of said firm as experts in auditing and accounting. The financial statements of the certain consolidated subsidiaries referred to above, not separately presented in such Annual Report, whose sales constituted approximately 16% of Teva's total consolidated sales for the year ended December 31, 2000, have been audited by other independent accountants whose reports have also been incorporated in this prospectus by reference to Teva's Annual Report on Form 20-F for the year ended December 31, 2002, given on the authority of such firms as experts in auditing and accounting.


                             ADDITIONAL INFORMATION


      We file annual and special reports and other information with the SEC. You may read and copy such material at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as at the SEC's regional offices. You may also obtain copies of such material from the SEC at prescribed rates by wiring to the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.

      The SEC maintains an Internet website at http://www.sec.gov that contains reports, proxy, information statements and other material that are filed through the SEC's Electronic Data Gathering, Analysis and Retrieval ("EDGAR") system and file electronically with the SEC. We began filing through the EDGAR system beginning on October 31, 2002.


      Our ADRs are quoted on the Nasdaq National Market. You may inspect certain reports and other information concerning us at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

      Information about us is also available on our website at http://www.tevapharm.com. Such information on our website is not part of this prospectus.

                           INCORPORATION BY REFERENCE

      The following documents filed with the SEC are incorporated in this prospectus by reference:


      (1) Our Annual Report on Form 20-F for the year ended December 31, 2002 (File No. 0-16174);

      (2) All Reports of Foreign Issuer on Form 6-K filed by Teva with the SEC since December 31, 2002, including its Reports on Form 6-K filed on January 6, 2003, January 14, 2003, January 15, 2003, January 22, 2003, January 27, 2003 (two reports), February 19, 2003 and February 24, 2003; and

      (3) The description of the Teva's Ordinary Shares, par value NIS 0.10 per share (the "Ordinary Shares"), and the American Depositary Shares representing the Ordinary Shares, contained in the registration statement on Form F-4 (Registration Statement No. 333-4216).


      All reports and other documents filed by Teva pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all the securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this prospectus and to be part of this prospectus from the date of filing of such reports and documents.

      Any statement contained in a document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement in this prospectus or in any other subsequently filed document which is incorporated or deemed to be incorporated by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

      You may request obtain of these documents free of charge by contacting us at our address or telephone number set forth under the caption "Summary."